                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to 14a-11(c) or 14a-12

                                SUNAMERICA INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

SUNAMERICA INC.                                                                                        ELI BROAD
                                                                                                       Chairman and
1 SunAmerica Center                                                                                    Chief Executive Officer
Century City
Los Angeles CA 90067-6022
310.772.6000

                                                               [SUNAMERICA LOGO]

January 15, 1996

Dear Fellow Shareholder:

     Your officers and directors join me in inviting you to attend the 1996 Annual Meeting of Shareholders of SunAmerica Inc. The formal notice of this meeting and the Proxy Statement accompany this letter.

     At the Annual Meeting, all shareholders, voting together and not by classes, will have the opportunity to elect ten directors for the ensuing year and to approve an amendment to our Company's Annual Performance Incentive Compensation Plan.

     In addition, shareholders will be asked to consider and vote separately upon:

          (1) A proposal (the "Share Exchange Proposal") to approve a Share Exchange Agreement dated as of January 12, 1996 (the "Share Exchange Agreement") among the Company, Stanford Ranch, Inc. ("Stanford Ranch"), and myself and the other stockholders of Stanford Ranch (the "Stanford Ranch Stockholders"). The Share Exchange Agreement provides for, among other things, the issuance by the Company of 2,862,500 shares of its Common Stock in exchange for all of the outstanding shares of common stock of Stanford Ranch, which holds 2,902,500 shares of the Company's Nontransferable Class B Stock (the "Class B Stock").

          (2) A proposal (the "Amendment Proposal") to amend the Company's Charter to reduce the percentage threshold at which all outstanding shares of the Class B Stock automatically convert into Common Stock of the Company from 10% to 5% of the total number of shares of Common Stock and Class B Stock outstanding.

     The Share Exchange Proposal and the Amendment Proposal are referred to as the "Proposals."

     In addition to the voting requirements established by the rules of the New York Stock Exchange with regard to the Share Exchange Proposal and by Maryland law and the Charter with respect to the Amendment Proposal, your Board of Directors has conditioned approval of each Proposal on the affirmative vote of a majority of the votes cast by holders of Common Stock, Class B Stock and Series C Preferred Stock, voting as a single class, other than votes represented by shares of Common Stock, Class B Stock and Series C Preferred Stock, held of record or beneficially by me or the other Stanford Ranch Stockholders.

     Details of the Share Exchange Agreement and other information are set forth in the accompanying Proxy Statement, which you are urged to read carefully.

     By attending the meeting you will have an opportunity to hear the plans for our Company's future, to meet your officers and directors and to participate in the business of the meeting. If it is not possible for you to attend, please return the enclosed proxy immediately to insure that your shares will be voted. Since mail delays occur frequently, it is important that the proxy be returned well in advance of the meeting.

     We look forward to seeing you in the Pacific Palisades Room at the Century Plaza Hotel, Los Angeles, California at 2:00 p.m. on February 16, 1996.


                                          Sincerely,


                                          /s/ Eli Broad

                                          Eli Broad
                                          Chairman of the Board,
                                          and Chief Executive Officer

                                SUNAMERICA INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD FEBRUARY 16, 1996

To the holders of the Common, Class B Common and Series C Preferred Stock of SunAmerica Inc.:

     The Annual Meeting of Shareholders of SunAmerica Inc. will be held on Friday, February 16, 1996, at 2:00 p.m. in the Pacific Palisades Room at the Century Plaza Hotel, 2025 Avenue of the Stars, Los Angeles, California for the following purposes:

     (1) To elect ten (10) directors for the ensuing year;

     (2) To consider and vote upon an Amendment to the Annual Performance Incentive Compensation Plan;

     (3) To consider and vote upon a proposal to approve a Share Exchange Agreement dated as of January 12, 1996 among the Company, Stanford Ranch, Inc. ("Stanford Ranch") and the Stanford Ranch Stockholders (as defined in the attached Proxy Statement) which provides for, among other things, the issuance by the Company of 2,862,500 shares of its Common Stock in exchange for all of the outstanding shares of common stock of Stanford Ranch;

     (4) To consider and vote upon a proposal to amend the Company's Charter to reduce the percentage threshold at which all outstanding shares of Nontransferable Class B Stock ("Class B Stock") of the Company automatically convert into Common Stock from 10% to 5% of the total number of shares of Common Stock and shares of Class B Stock outstanding; and

     (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on November 30, 1995, as the record date for determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS



                                          Susan L. Harris
                                          Senior Vice President and Secretary

Los Angeles, California
January 15, 1996

                                SUNAMERICA INC.
                              1 SUNAMERICA CENTER
                       LOS ANGELES, CALIFORNIA 90067-6022

                                JANUARY 15, 1996

                                PROXY STATEMENT
                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 16, 1996

To Our Shareholders:

     Your Board of Directors furnishes this Proxy Statement in connection with its solicitation of your Proxy in the form enclosed to be used at the Company's annual meeting of shareholders (the "Annual Meeting") to be held on Friday, February 16, 1996, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     The Company's Annual Report for the fiscal year ended September 30, 1995, including audited financial statements, was previously mailed to shareholders.

     We cordially invite you to attend the meeting. Whether or not you plan to attend, we urge you to date, sign and return your Proxy promptly in the envelope enclosed. You may revoke your Proxy at any time prior to its exercise at the annual meeting by notice to the Company's Secretary, or by timely delivery to the Company of a subsequently dated and executed Proxy and, if you attend the meeting, you may vote your shares in person.

     Only holders of record of the 44,287,521 shares of Common Stock, the 10,239,656 shares of Nontransferable Class B Stock ("Class B Stock") and the 486,800 shares of Adjustable Rate Cumulative Preferred Stock, Series C (the "Series C Preferred Stock") outstanding at the close of business on November 30, 1995, will be entitled to vote at the meeting.

     At the Annual Meeting, shareholders will have the opportunity to elect ten directors for the ensuing year, to approve an Amendment to the Annual Performance Incentive Compensation Plan, to approve the Share Exchange Proposal (as defined herein) and to approve the Amendment Proposal (as defined herein). Each holder of Common Stock is entitled to one vote for each share held, each holder of Class B Stock is entitled to ten votes for each share held and each holder of Series C Preferred Stock is entitled to one-tenth of one vote for each share held. There is no right to cumulate votes as to any matter.

     Votes present in person or by proxy at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting constitutes a quorum.

     The election of directors requires a plurality of the votes cast by the holders of Common Stock, Class B Stock and Series C Preferred Stock, voting as a single class, with a quorum present. Abstentions and broker non-votes have no effect on the plurality vote for the election of directors. Approval of the Amendment to the Annual Performance Incentive Compensation Plan requires the affirmative vote of the majority of votes cast by the holders of Common Stock, Class B Stock and

Series C Preferred Stock, voting as a single class with a quorum present. Abstentions and broker non-votes have no effect on the majority vote required to approve this matter.

     Approval of the Share Exchange Proposal requires the affirmative vote of the majority of votes of Common Stock, Class B Stock and Series C Preferred Stock, voting as a single class, provided that the total vote cast on the Share Exchange Proposal represents more than 50% of the total number of votes entitled to be cast by the holders of Common Stock, Class B Stock and Series C Preferred Stock. Provided that more than 50% of the votes entitled to be cast are cast, abstentions and broker non-votes have no effect on the majority votes required to approve the Share Exchange Proposal. Approval of the Amendment Proposal requires the affirmative vote of two-thirds of all votes entitled to be cast by holders of the Common Stock, the Class B Stock and the Series C Preferred Stock, voting together as a single class, the affirmative vote of a majority of all votes entitled to be cast by holders of the Common Stock, voting as a separate class, and the affirmative vote of a majority of all votes entitled to be cast by holders of the Class B Stock, voting as a separate class. For purposes of the Amendment Proposal, abstentions and broker non-votes will be equivalent to a vote against the Amendment Proposal.

     In addition to the required votes specified above, the Board of Directors has conditioned approval of each of the Share Exchange Proposal and the Amendment Proposal on the affirmative vote of a majority of the votes cast by holders of the Common Stock, the Class B Stock and the Series C Preferred Stock, voting as a single class, other than such shares beneficially owned by the Stanford Ranch Stockholders (as defined herein), including Mr. Eli Broad, and their respective affiliates. For purposes of these votes, abstentions and broker non-votes have no effect.

     The Amendment Proposal will be implemented only if the shareholders of the Company approve both the Share Exchange Proposal and the Amendment Proposal and if the closing of the transactions contemplated by the Share Exchange Agreement (as defined herein) occurs. In addition, if the shareholders of the Company approve the Share Exchange Proposal but do not approve the Amendment Proposal, the transactions contemplated by the Share Exchange Agreement will be completed only if the Stanford Ranch Stockholders elect to do so, subject to the satisfaction or waiver of the other conditions contained in the Share Exchange Agreement. The Share Exchange Proposal and the Amendment Proposal are discussed under "THE SHARE EXCHANGE PROPOSAL AND THE PROPOSED AMENDMENT TO THE COMPANY'S CHARTER."

     Mr. Broad, Chairman of the Board, President and Chief Executive Officer of the Company, holds or exercises voting power over shares which represent approximately 61.3% of the shares entitled to be cast for the election of the Board of Directors, the Amendment to the Annual Performance Incentive Compensation Plan, the Share Exchange Proposal and the Amendment Proposal. Mr. Broad intends to cast an affirmative vote for each of the nominees, thereby assuring the election of each nominee to the Board of Directors. Mr. Broad intends to cast an affirmative vote for the Amendment to the Annual Performance Incentive Compensation Plan, thereby assuring its passage. While Mr. Broad has agreed pursuant to the Share Exchange Agreement to cast an affirmative vote for the Share Exchange Proposal and the Amendment Proposal, due to the separate Common Stock class vote required to approve the Amendment Proposal and the special vote required by the Board of Directors with respect to the Share Exchange Proposal and the Amendment Proposal, Mr. Broad's vote will not insure passage of these two matters.

     The persons named as proxies in the enclosed forms are Messrs. Eli Broad, Chairman of the Board, President and Chief Executive Officer, Jay S. Wintrob, Vice Chairman, and Joseph M. Tumbler, Vice Chairman.

                             ELECTION OF DIRECTORS

     At the meeting, management will present as nominees and recommend to the shareholders that each of the ten persons listed below be elected to serve for a term of one year and until their successors are duly elected and qualified. Each nominee has agreed to serve if elected. All nominees, except Carl E. Reichardt, were elected to the Board at the last shareholders' meeting. Should any nominee become unable to serve as a director, the persons named in the enclosed form of Proxy will, unless otherwise directed, vote for the election of such other person for such office as the present Board of Directors may recommend in place of such nominee.

     The following sets forth certain biographical information, present occupation, and business experience for the past five years for each of the nominees:

--------------------------------------------------------------------------------

                Eli Broad, age 62, a co-founder of the Company in 1957, is presently Chairman of the Board of Directors, President and
                Chief Executive Officer. Among other activities, Mr. Broad is
                Founder-Chairman of Kaufman and Broad Home Corporation; a former director of the Federal National Mortgage Association; the
                Founding Chairman of The Museum of Contemporary Art (MOCA);
                Chairman of the Los Angeles World Affairs Council; a director of
                D.A.R.E. America; a trustee of the California Institute of
                Technology; a trustee of the Archives of American Art, The
  ELI BROAD     Smithsonian Institution, and the Los Angeles County Museum of
                Art; a member of the California Business Roundtable; former Vice
                Chairman of the Board of Trustees of the California State
                University system; and former Chairman and a life trustee of Pitzer College. The Eli Broad College of Business and Graduate
                School of Management at his alma mater, Michigan State
                University, are named in his honor. Mr. Broad has been a director of the Company since 1961.

--------------------------------------------------------------------------------

                Ronald J. Arnault, age 52, has been an Executive Vice President and a director of Atlantic Richfield Company (ARCO) since 1987 and Chief Financial Officer since 1992. He is Chairman of the
                Board of Vastar Resources, Inc. and a director of ARCO Chemical
                Company. Previously, he held various assignments with ARCO since joining that company in 1969. Mr. Arnault is a member of the
                Board of Governors and former Chairman of The Music Center of
                Los Angeles County. He is also a member of the Board of Trustees of the Brookings Institution and of Occidental College, a member
  RONALD J.     of the Wharton Graduate Executive Board, as well as being a
   ARNAULT      member of the Board of Directors of the Center Theater Group and
                The French Foundation for Alzheimer Research. He was elected a director of the Company in July 1992.

--------------------------------------------------------------------------------

                Karen Hastie-Williams, age 51, has been a partner with the law firm of Crowell & Moring since December 1982. Prior to joining
                Crowell & Moring, Ms. Williams was Administrator of the Office
                of Federal Procurement Policy, Office of Management and Budget,
                and from 1977 to 1980 served as Chief Counsel to the United
                States Committee on the Budget. She is a director of Crestar
                Financial Services Corporation, the Federal National Mortgage
                Association, Washington Gas and Light Company and Continental
                Airlines, Inc. She also serves as Trustee of the NAACP Legal
KAREN HASTIE-   Defense Fund, Inc., the Lawyers' Committee for Civil Rights
   WILLIAMS     Under Law, the Enterprise Foundation and the Greater Washington
                Research Center and as Chair of the Black Student Fund. Ms.
                Williams is a member of the National, American and Washington bar associations and the Consultant Advisory Panel of the Comptroller General of the United States. She has been a director of the Company since 1994.

--------------------------------------------------------------------------------

                David O. Maxwell, age 65, is retired Chairman and Chief
                Executive Officer of the Federal National Mortgage Association
                (Fannie Mae), having served from 1981-1991. He is a director of
                Corporate Partners, L.P., Financial Security Assurance Holdings
                Ltd. (FSA), Hechinger Company, and Potomac Electric Power
                Company (PEPCO). He is a member of the Trustees' Council and co-chair of The Circle of the National Gallery of Art. He also serves on the governing boards of The Brookings Institution, The
                Enterprise Foundation, The European Institute, Arena Stage,
   DAVID O.     WETA, the public television and radio stations in metropolitan
   MAXWELL      Washington, D.C. and is a Life Trustee of the Urban Institute.
                He has been a director of the Company since 1985.

--------------------------------------------------------------------------------

                Barry Munitz, Ph.D., age 54, has been Chancellor and Chief
                Executive Officer of The California State University System
                since 1991. From 1982 to 1991, he was President and Chief
                Operating Officer of Federated Development Co., Vice Chairman,
                MAXXAM, Inc., Chairman and Chief Executive Officer, United
                Financial Group; and Director, Charter BancShares, Kaiser
                Aluminum and Simplicity Patterns. Dr. Munitz is a director of the Governor's California Economic Development Corporation, KCET
                Public Television, the California Institute for Federal Policy
BARRY MUNITZ    Research and director and vice chair/chair-elect of the American
                Council on Education. Dr. Munitz was elected director of the Company in April 1994.

--------------------------------------------------------------------------------

                Lester Pollack, age 62, has been Chief Executive Officer of Centre Partners, L.P., since 1986 and a managing partner of Lazard Freres & Co. LLC since 1986 and Senior Managing Director of Corporate Advisors, L.P. since 1988. He is a director of Kaufman and Broad Home Corporation, Continental Cablevision, Inc., Polaroid Corporation, Sphere Drake Holdings Ltd., Tidewater, Inc. and Parlex Corporation. Mr. Pollack is a Trustee of New York University and a member of the Council on Foreign Relations. He is the immediate past Chairman of the Conference
LESTER POLLACK  of Presidents of Major American Jewish Organizations. He has
                been a director of the Company since 1981.

--------------------------------------------------------------------------------

                Carl E. Reichardt, age 64, is retired Chairman and Chief
                Executive Officer of Wells Fargo & Company and its principal subsidiary, Wells Fargo Bank, having served in those positions since 1983. Mr. Reichardt joined Wells Fargo & Company in 1970, was named Executive Vice President in 1973 and President of
                Wells Fargo Bank in 1978. He is a director of ConAgra, Inc.,
                Columbia/HCA Healthcare Corporation, Ford Motor Company, Pacific
                Gas and Electric Company, Newhall Management Corporation, and
 CARL E.        Wells Fargo & Company. Mr. Reichardt was elected director of the
REICHARDT       Company in April 1995.

--------------------------------------------------------------------------------

                Richard D. Rohr, age 69, has been a partner with the law firm of
                Bodman, Longley & Dahling LLP in Detroit, Michigan since 1958 and has served as Managing Partner and Chairman of the firm's
                Executive Committee since 1975. He was a director of
                Manufacturers National Corporation and Manufacturers Bank, N.A.
                and, following the merger of those entities into Comerica, is now a director of Comerica Bank. Mr. Rohr is a trustee of the
                Detroit Bar Association Foundation and a member of the Detroit,
                Michigan and American Bar Associations. He has served as adjunct
 RICHARD D.     professor at the University of Michigan Law School and Wayne
   ROHR         State University Law School. He has been a director of the
                Company since 1964 and an assistant secretary of the Company since 1970.

--------------------------------------------------------------------------------

                Sanford C. Sigoloff, age 65, has been Chairman, President and
                Chief Executive Officer of Sigoloff & Associates, Inc. since
                1989 and was President and Chief Executive Officer of LJ Hooker
                Corporation, Inc. from 1989 to 1992. He was Chairman, President and Chief Executive Officer of Wickes Companies, Inc., a retail and wholesale merchandiser, from 1982 to 1988. In 1988 Mr.
                Sigoloff received a Presidential appointment to the United
                States Holocaust Memorial Council in Washington, D.C. Mr.
                Sigoloff is a director of Kaufman and Broad Home Corporation,
SANFORD C.      Wickes Europe, PLC-London, England, K-tel International, Inc.,
SIGOLOFF        Movie Gallery, Inc. and the National Conference of Christians
                and Jews; a member of the California State Board of Education; a trustee of the UCLA Foundation and the Medical Centers of Cedars-Sinai and Chaim Sheba; a member of the Executive
                Committee of the City of Hope and the Executive Board of the American Jewish Committee; a national trustee and Vice President of the National Jewish Hospital and Research Center-National
                Asthma Center. Mr. Sigoloff is also a professor at the UCLA John
                E. Anderson Graduate School of Business. He has been a director of the Company since 1979.

--------------------------------------------------------------------------------

                Harold M. Williams, age 67, has been Chief Executive Officer of
                The J. Paul Getty Trust since 1981. He served as the Chairman of the Securities and Exchange Commission from 1977 to 1981 and
                Dean of the Graduate School of Management at the University of
                California, Los Angeles, from 1970 to 1977. Prior to then, he served as Chairman of the Board of Norton Simon, Inc. Mr.
                Williams is currently on the Board of Directors of Times-Mirror
                Corp. Mr. Williams also serves as a director of the Los Angeles
                Philharmonic and the Committee for Economic Development. He has
  HAROLD M.     been a director of the Company since 1992.
  WILLIAMS


        The Company's Board of Directors held seven meetings during fiscal 1995. In addition, management confers frequently with its directors on an informal basis to discuss Company affairs. Directors are reimbursed for travel and other expenses related to attendance at Board and committee meetings. Other than Mr. Broad, directors for fiscal 1995 received a quarterly retainer of $6,250, plus $1,000 for each meeting of the Board or of a Board committee attended; if two such meetings were held on the same day, only $500 was paid for the second meeting. Additionally, each committee chairman received a quarterly retainer of $1,250. Directors may defer all or a portion of their fees until a later specified event, such as retirement. The Company has implemented a Charitable Award Program which provides an aggregate $500,000 donation of up to 5 charitable organizations of the director's choice, upon the death of a director. The Company also has a retirement benefit for directors who serve a minimum of three years, which is the continuation of one-half the annual retainer for each year of service up to a maximum of ten years. During fiscal 1995 retirement benefits were paid to two former directors in the amount of $12,500 each.

        The Company's Board of Directors has several standing committees, including a Personnel, Compensation and Stock Plan Committee, an Audit and Compliance Committee and a Nominating Committee. The Personnel, Compensation and Stock Plan Committee held three meetings during fiscal 1995 to review, discuss and advise management and to make recommendations to the Board of Directors regarding compensation and other employment benefits afforded officers and employees of the Company. The current members of the Personnel, Compensation and Stock Plan Committee are Directors Pollack (Chairman), Arnault, Hastie-Williams and Maxwell.

     The Audit and Compliance Committee held two meetings during fiscal 1995. The function of the Audit and Compliance Committee is to review and approve the selection of and all services performed by the Company's independent accountants, to meet and consult with, and to receive reports from, the Company's independent accountants, its financial and accounting staff and its controls evaluation and audit department and to review and act or report to the Board of Directors with respect to the scope of audit procedures, accounting practices, and internal accounting and financial controls of the Company. The committee's current members are Directors Rohr (Chairman), Munitz, Sigoloff, Reichardt and Williams.

     The Nominating Committee oversees the election of Directors and reviews Company policy as it relates to the Board of Directors. The Nominating Committee held one meeting during fiscal 1995. The Committee develops guidelines for the composition of the Board, and proposes to the Board prospective candidates. The Nominating Committee does not entertain nominations to the Board of Directors made by shareholders. The current members of the Nominating Committee are Directors Maxwell (Chairman), Pollack, Reichardt and Williams.

     During the fiscal year ended September 30, 1995, each director attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and
(2) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served), except for Mr. Harold
M. Williams.

                         BENEFICIAL OWNERSHIP OF SHARES

     The following information is furnished as of December 5, 1995, to indicate beneficial ownership by each Director, nominee and certain Executive Officers, individually, and all Executive Officers and directors of the Company, as a group, of shares of the Company's Common Stock or its Class B Stock. None of the Directors or Executive Officers own any shares of the Series C Preferred Stock. The Class B Stock is convertible at any time by the holder thereof into Common Stock. Each share of Class B Stock has 10 times the voting rights of each share of Common Stock and receives a dividend equal to 90% of any cash dividend paid on the Common Stock.

                                                                 AMOUNT          PERCENT
                                                              BENEFICIALLY         OF
        NAME OF BENEFICIAL OWNER                                OWNED(1)          VOTE
        ------------------------                              ------------       -------
        Ronald J. Arnault...................................         6,000            *
        Eli Broad...........................................    11,006,775(2)      61.2%
        Michael L. Fowler...................................        13,041(3)         *
        Gary W. Krat........................................       181,491(4)         *
        David O. Maxwell....................................         7,500            *
        Barry Munitz........................................        13,500            *
        Lester Pollack......................................         3,375            *
        Carl E. Reichardt...................................         2,000            *
        Richard D. Rohr.....................................        21,161(5)         *
        Sanford C. Sigoloff.................................        15,750            *
        Joseph Tumbler......................................       112,500(6)         *
        Harold M. Williams..................................           750            *
        Karen Hastie-Williams...............................           100            *
        Jay S. Wintrob......................................       511,993(7)         *
        All directors and officers as a group (23
          persons)..........................................    12,503,062(8)      62.2%
                                                                ==========         ====

---------------

*   Less than 1%.

(1) Unless otherwise indicated, (i) beneficial ownership is direct, (ii) the person indicated has sole voting and investment power and (iii) the shares are Common Stock.

(2) Of these holdings, 2,149,694 shares are Common Stock, and 8,857,081 shares are Class B Stock. Of the Common Stock, 250,661 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Broad has no investment power; 237,909 shares are held by a trust formed by Mr. Broad of which he is a beneficiary; and 1,344,234 shares represent employee stock options held by Mr. Broad which are or will become exercisable on or before February 5, 1996 and as to which he has no voting or investment power. Of the Class B Stock, 843,750 shares are held by a trust formed by Mr. Broad of which he is a beneficiary; 32,568 shares are held by a foundation of which Mr. Broad is a director and as to which he has shared voting and investment power; and 2,902,500 shares are registered in the name of Stanford Ranch, Inc. as to which Mr. Broad exercises voting and investment power. Mr. Broad has beneficial ownership of approximately 4.7% of the Common Stock outstanding and 86.5% of the Class B Stock outstanding.

(3) Of these holdings, 10,000 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Fowler has no investment power; and 3,000 shares represent employee stock options held by Mr. Fowler which are or will become exercisable on or before February 5, 1996, and as to which he has no voting or investment power.

(4) Of these holdings, 110,500 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Krat has no investment power; and 70,950 shares represent employee stock options held by Mr. Krat which are or will become exercisable on or before February 5, 1996.

(5) Of these holdings, 18,574 shares are held by Mr. Rohr and his wife as co-owners, and Mr. Rohr has shared investment and voting power with respect thereto.

(6) These shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Tumbler has no investment power.

(7) Of these holdings, 269,702 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Wintrob has no investment power; and 242,250 shares represent employee stock options held by Mr. Wintrob which are or will become exercisable on or before February 5, 1996, and as to which he has no voting or investment power.

(8) Of these aggregate holdings, 1,970,284 shares represent employee stock options held by such persons which are or will become exercisable on or before February 5, 1996, and as to which no voting or investment power is held; and 1,605,083 shares represent restricted shares granted under the Company's employee stock plans as to which no investment power is held. All directors and executive officers as a group have beneficial ownership of approximately 8.0% of the Common Stock outstanding, and 86.5% of the Class B Stock outstanding.

     Except for Mr. Broad, whose business address is 1 SunAmerica Center, Los Angeles, California 90067-6022, and certain trusts for the benefit of the family of Donald Kaufman, the co-founder of the Company, whose business address is c/o Edward Landry of Musick, Peeler & Garrett, One Wilshire Boulevard, Suite 2000, Los Angeles, California 90017, the Company knows of no person who owned in excess of 5% of the outstanding Class B Stock. The trusts referred to above for the benefit of the family of Donald Kaufman beneficially own in the aggregate 1,363,990 shares of Class B Stock, or approximately 13.3% of the Class B Stock outstanding.

     Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934 (the "1934 Act"), all of such forms were filed on a timely basis by reporting persons, except for a late Form 4 filing by David O. Maxwell relating to one transaction, filed late owing to a broker's error.

        AMENDMENT TO THE ANNUAL PERFORMANCE INCENTIVE COMPENSATION PLAN

     At the 1995 Annual Meeting of Shareholders the shareholders approved the Annual Performance Incentive Compensation Plan (the "PIC Plan"). The PIC Plan is designed to reward outstanding performance on the part of certain key executives whose decisions and actions most significantly affect the growth, profitability and efficient operation of the Company. Approximately 20 officers and key employees will participate in awards under the PIC Plan. In addition, the PIC Plan has been designed so as to preserve the full tax deductibility of amounts payable under the PIC Plan in conformance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the proposed regulations promulgated thereunder. The PIC Plan is administered by the Personnel, Compensation and Stock Plan Committee of the Board of Directors (the "Compensation Committee").

     In December 1994 the Internal Revenue Service published amendments to its earlier proposed regulations under Section 162(m) to clarify that, under certain circumstances, a maximum dollar limit payable to any one participant under the PIC Plan must be established if an award is based on a formula.

     The applicable business criteria upon which performance goals are based under the PIC Plan are pre-tax income and return on equity. Awards under the PIC Plan are funded through a pre-established percentage of the Company's pretax income which exceeds a threshold return on equity. The PIC Plan provides flexibility to the Compensation Committee to determine the appropriate percentage of pretax income and the target threshold return on equity, which are established in writing during the first quarter of each fiscal year. Further, the PIC Plan requires that the Compensation Committee determine what percentage of the available pool will be paid to each executive participating in the plan at the time the specific performance targets are set. As approved by shareholders, the PIC Plan limits the maximum award any participant may receive to 25% of the available pool. In order to insure that the PIC Plan meets the requirements of Section 162(m), this amendment will clarify that no individual participant will receive an award in excess of $5,000,000 for any fiscal year. This amendment is also intended to clarify that the Compensation Committee retains absolute discretion to decrease an award under the PIC Plan to any participant. All other terms and conditions of the PIC Plan will remain in effect as approved by shareholders last year.

     The annual cash bonus awards payable under the PIC Plan in the future are not currently determinable. Had the proposed amendments been in effect at the time the annual cash bonuses for fiscal 1995 were determined, the amount of the performance bonus payable to the Chief Executive Officer and the four most highly compensated individuals would still have been the amount actually paid, as shown under the "Bonus" column of the Summary Compensation Table on page 32. The dollar value of awards made to all current executive officers as a group, totalling 15 people, including the Chief Executive Officer and the four most highly compensated individuals, equaled $4,970,900; the dollar value of awards made to all current non-executive officer employees as a group, totalling 5 people, equaled $1,129,878. Other than Mr. Eli Broad, no directors participate in the awards under the plan.

     It is the Company's intention that the PIC Plan be construed and administered in a manner which maximizes the deductibility of compensation for the Company under Section 162(m) of the Code.

                          THE SHARE EXCHANGE PROPOSAL
                                      AND
                             THE PROPOSED AMENDMENT
                            TO THE COMPANY'S CHARTER
GENERAL

     At the Annual Meeting, the shareholders of the Company will be asked to consider and separately vote upon: (1) a proposal (the "Share Exchange Proposal") to approve a Share Exchange Agreement dated as of January 12, 1996 (the "Share Exchange Agreement") among the Company, Stanford Ranch, Inc., a Delaware corporation ("Stanford Ranch"), and the Stanford Ranch Stockholders (as defined below) which provides for, among other things, the issuance by the Company of 2,862,500 shares of its Common Stock in exchange for all of the outstanding shares of common stock (the "Stanford Ranch Shares") of Stanford Ranch, which holds, among other things, 2,902,500 shares of Class B Stock; and
(2) a proposal to amend (the "Amendment Proposal") the Company's Charter, as amended and restated and including any Articles Supplementary thereto (the "Charter"), to reduce the percentage threshold at which all outstanding shares of Class B Stock automatically convert into Common Stock from 10% to 5% of the total number of shares of Common Stock and Class B Stock outstanding. The Share Exchange Proposal and the Amendment Proposal are referred to together as the "Proposals."

     The Amendment Proposal will be implemented only if the shareholders of the Company approve both the Share Exchange Proposal and the Amendment Proposal and if the closing of the transactions contemplated by the Share Exchange Agreement occurs. In addition, if the shareholders of the Company approve the Share Exchange Proposal but do not approve the Amendment Proposal, the transactions contemplated by the Share Exchange Agreement will be completed only if the Stanford Ranch Stockholders elect to do so, subject to the satisfaction or waiver of the other conditions contained in the Share Exchange Agreement. The Proposals are discussed under "-- The Proposals -- The Share Exchange Proposal" and "-- The Proposals -- The Amendment Proposal."

     The Company believes that the consummation of the transactions contemplated by the Share Exchange Agreement will provide the Company with several important benefits. First, the Share Exchange Agreement provides that the Stanford Ranch Stockholders will receive only an aggregate of 2,862,500 shares of Common Stock, representing a 1.38% discount in respect of the 2,902,500 shares of Class B Stock owned by Stanford Ranch, which are currently convertible at the option of Stanford Ranch into 2,902,500 shares of Common Stock. Second, consummation of the transactions contemplated by the Share Exchange Agreement and the related commitment (the "Class B Conversion Commitment") of Mr. Eli Broad, the Company's Chairman, President and Chief Executive Officer to convert (or cause the conversion of) certain additional shares of Class B Stock into Common Stock, as described below, will facilitate the Company's ability to account for one or more future business combinations in which Common Stock is used as consideration by using the "pooling of interests" method of accounting. Absent consummation of the transactions contemplated by the Share Exchange Agreement and the Class B Conversion Commitment, the Company would not be permitted to use the "pooling of interests" method of accounting for a business combination in which Common Stock is used as consideration until such time as the Class B Stock, as a class, represented less than a majority of the total voting power of the Company's voting securities. The Company currently has no commitments or understandings to acquire any specific business or other material assets, other than the acquisition of Ford Life Insurance Company from a subsidiary of Ford Motor Company for $172.5 million in cash, which acquisition will be accounted for by using the "purchase" method of accounting. In addition, consummation of the transactions contemplated by the Share Exchange Agreement and the Class B Conversion Commitment (i) will reduce Mr. Broad's voting control of the Company from approximately 59.2% to between approximately 54.3% and 43.1%, with the exact percentage to depend upon the number of shares of Class B Stock converted by Mr. Eli Broad and/or other holders of Class B Stock to satisfy the Class B Conversion Commitment, and (ii) will reduce the aggregate voting power of the outstanding Class B Stock from approximately 67.4% to 49.9%, in each case after giving effect to the redemption of the Company's Mandatory Conversion Premium Dividend Preferred Stock, Series D, no par value (the "Series D Preferred Shares"), which was completed on January 2, 1996, through the issuance of 5,112,529 shares of Common Stock. (All voting power or control percentage information set forth under "THE SHARE EXCHANGE PROPOSAL AND THE PROPOSED AMENDMENT TO THE COMPANY'S CHARTER" gives effect to such redemption.) Because of the 40,000 share net reduction in outstanding shares resulting from the share exchange, these transactions will have a negligible but positive impact on the Company's earnings per share. Finally, these transactions have been structured so as to avoid any material risk of any costs or liabilities (tax or otherwise) to the Company. See
"-- Board of Directors Recommendations and Considerations."

     If the Proposals are not approved by the Company's shareholders or if the Proposals are approved but the transactions contemplated by the Share Exchange Agreement are not consummated, the Company would not obtain the flexibility to use the "pooling of interests" method to account for a future business combination in which Common Stock is used as consideration unless Mr. Eli Broad, who currently has the ability under the Charter, and independent of the Share Exchange Agreement, to convert a sufficient number of shares of Class B Stock held by him into shares of Common Stock to allow the Company to account for such a business combination by using the "pooling of interests" method, were to effect such conversion. Except for the foregoing, failure to approve the Proposals will have no other material impact on the Company or its shareholders other than Stanford Ranch, the Stanford Ranch Stockholders and their respective affiliates (the "Public Shareholders").

     The consummation of the transactions contemplated by the Share Exchange Agreement will also result in important benefits to the Stanford Ranch Stockholders by (i) providing them with marketable Common Stock in exchange for their Stanford Ranch Shares, which do not have a public market, thereby facilitating gifts or sales of such shares, (ii) providing the opportunity for substantial potential tax benefits to them in connection with any future sales of the Common Stock received by them in exchange for the Stanford Ranch Shares or the receipt of dividends on such Common Stock because such sales or dividends will not be subject to corporate level tax and (iii) resolving differences among them as to the strategic direction and dividend policy of Stanford Ranch. In addition, if the Amendment Proposal is approved by the Company's shareholders, Mr. Eli Broad and his affiliates are likely to be able to maintain effective voting control of the Company for a longer period of time (and with a smaller voting interest in the Company) than would have been possible absent implementation of the proposed Charter amendment (the "Amendment").

THE PROPOSALS

     General. The Proposals were made to the Company by Stanford Ranch and the Stanford Ranch Stockholders. Included in this Proxy Statement are descriptions of the material terms of the Share Exchange Proposal, the Share Exchange Agreement and the Amendment Proposal. Such descriptions do not purport to be complete descriptions of the Share Exchange Agreement or the Amendment Proposal, and are qualified in their entirety by reference to the Share Exchange Agreement and the text of the proposed Amendment, copies of which are attached as Appendices A and B, respectively, to this Proxy Statement and are incorporated herein by reference.

     The Share Exchange Proposal. Stanford Ranch and its subsidiaries are engaged, among other things, in the development of real property located near Sacramento, California. In addition, Stanford Ranch owns 2,902,500 shares of Class B Stock and certain other assets. Stanford Ranch originally acquired shares of Common Stock on various dates between May and August of 1981 through a series of open market block purchases on the New York Stock Exchange ("NYSE") at the then prevailing prices. The combined purchase price was $11,751,096. In 1985, the shareholders of the Company approved amendments to the Charter to authorize the creation of the Class B Stock (the "1985 Charter Amendments"), and the Company made an offer to all shareholders to exchange shares of Class B Stock for the then outstanding shares of Common Stock at a 1:1 exchange ratio (the "1985 Exchange Offer"). The 1985 Charter Amendments and the 1985 Exchange Offer were designed (i) to enable the Company to engage in the broadest possible range of operating and investment activities without diluting the power of the Broad and Kaufman family interests (which prior to the 1985 Exchange Offer controlled approximately 34% of the then outstanding Common Stock) to influence corporate decisions, and without making the Company vulnerable to an unsolicited or hostile takeover attempt or to a greenmail attempt and (ii) to ensure voting control of the Company by the Broad and Kaufman family interests and to give them the ability to elect all directors. At the time of the 1985 Exchange Offer, the Board of Directors did not recommend that any shareholder exchange his or her shares of Common Stock for shares of Class B Stock unless such shareholder was prepared to forego cash dividends which, if declared and paid with respect to the Common Stock, would be 11.11% higher than cash dividends paid on the Class B Stock. Pursuant to the 1985 Exchange Offer all shares of Common Stock beneficially owned by the Broad and Kaufman family interests, including the shares beneficially owned by Stanford Ranch, were exchanged for Class B Stock.

     The transactions contemplated by the Share Exchange Agreement will provide the Stanford Ranch Stockholders with a tax efficient way to achieve their differing investment objectives in respect of the shares of Class B Stock beneficially owned by Stanford Ranch by putting the Stanford Ranch Stockholders in a position of directly being able to sell or to hold the shares of Common Stock to be received by them pursuant to the Share Exchange Agreement and by resolving differences among them as to the strategic direction and dividend policy of Stanford Ranch. See "-- Interests of Certain Persons in
Proposals -- Benefits to the Stanford Ranch Stockholders."

     Pursuant to the Share Exchange Agreement, Stanford Ranch has agreed, prior to the closing (the "Closing") under the Share Exchange Agreement, to dispose of its real estate holdings and all of its other assets other than the 2,902,500 shares of Class B Stock and a Cash Reserve (as defined herein). If the Share Exchange Proposal is approved by the Company's shareholders and the other conditions to the Closing are satisfied or waived, as described under "-- Conditions to Consummation of the Share Exchange", upon the Closing the Company will deliver to the Stanford Ranch Stockholders on a pro rata basis an aggregate of 2,862,500 shares of Common Stock in exchange for all of the outstanding Stanford Ranch Shares (the "Share Exchange") in a transaction intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). Upon completion of the Share Exchange, Stanford Ranch will become a wholly owned subsidiary of the Company, and the only assets of Stanford Ranch will be the 2,902,500 shares of Class B Stock and the Cash Reserve. On January 9, 1996, the 2,902,500 shares of Common Stock into which these 2,902,500 shares of Class B Stock are convertible had a market value of approximately $133.1 million, based on the per share closing price of $45 7/8 of the Common Stock on the NYSE on that date. Based on such per share closing price, the 2,862,500 shares of Common Stock to be issued by the Company to the Stanford Ranch Stockholders had a market value of approximately $131.3 million on that date. The Company will account for the Share

Exchange using the "purchase" method of accounting and will reflect the amount of the discount as additional paid-in-capital.

     The Stanford Ranch Shares are currently owned as follows: 7.3% by Mr. Eli Broad, Chairman of the Board, President and Chief Executive Officer of the Company, 65.7% by The Eli and Edythe L. Broad 1980 Family Trust (the "Broad Family Trust"), 24.3% by The Donald and Glorya Kaufman 1980 Children's Trust (of which Mr. Eli Broad is the trustee) and the remaining 2.7% by certain Kaufman family trusts (each a "Stanford Ranch Stockholder" and, collectively, the "Stanford Ranch Stockholders").

     As a condition to the Closing under the Share Exchange Agreement, Mr. Eli Broad has agreed to the Class B Conversion Commitment. Pursuant to the Class B Conversion Commitment, on or prior to the date of Closing (the "Closing Date"), Mr. Eli Broad will convert (or cause the conversion of) such number of shares of Class B Stock into shares of Common Stock as is required so that as of the Closing Date and taking into consideration any conversions of Class B Stock by other holders thereof at or prior to the Closing Date, the outstanding Class B Stock as a class will represent less than 50% of the total voting power of the outstanding Common Stock, Class B Stock and Series C Preferred Stock, voting together as a single class.

     At November 30, 1995, the outstanding shares of Class B Stock represented in the aggregate approximately 67.4% of the total voting power of the outstanding shares of Common Stock, Class B Stock and Series C Preferred Stock, voting together as a single class. At such date and after giving effect to the transactions contemplated by the Share Exchange Agreement and the Class B Conversion Commitment, the outstanding Class B Stock would have represented approximately 49.9% of the total voting power of the outstanding shares of Common Stock, Class B Stock and Series C Preferred Stock, voting together as a single class.

     The Amendment Proposal. Section 8(e) of Article Fifth of the Charter currently provides, among other things, that if at any time the number of outstanding shares of Class B Stock falls below 10% of the aggregate number of issued and outstanding shares of Common Stock and Class B Stock, then, immediately upon the occurrence of such event, the outstanding shares of Class B Stock will automatically be converted into shares of Common Stock.

     If the Proposals are approved by the Company's shareholders, and if the transactions contemplated by the Share Exchange Agreement are consummated,
Section 8(e) of Article Fifth of the Charter will be amended to reduce the percentage threshold at which this automatic conversion occurs from 10% to 5%. As amended, Section 8(e) will provide, among other things, that if at any time the number of shares of Class B Stock outstanding falls below 5% of the aggregate number of the issued and outstanding shares of Common Stock and Class B Stock, then, immediately upon the occurrence of such event, the outstanding shares of Class B Stock will automatically be converted into shares of Common Stock.

     At November 30, 1995, the number of shares of Class B Stock outstanding represented approximately 17.2% of the aggregate number of outstanding shares of Common Stock and Class B Stock. Mr. Eli Broad, his affiliates and certain Kaufman family trusts own substantially all outstanding shares of Class B Stock not owned by Stanford Ranch. Upon the Closing under the Share Exchange Agreement, the shares of Class B Stock owned by Stanford Ranch would no longer be deemed to be outstanding. As a result, as of the Closing Date, assuming (i) consummation of the transactions contemplated by the Share Exchange Agreement and the Class B Conversion Commitment, (ii) exercise of vested stock options at such date and (iii) redemption by the Company of its Mandatory Conversion Premium Dividend Preferred Stock, Series E, no par value ("Series E

Preferred Shares") for shares of Common Stock, the shares of Class B Stock outstanding would have represented approximately 8.0% of the total number of shares of Common Stock and Class B Stock outstanding.

     The Amendment will not be implemented even if the Amendment Proposal is approved by the Company's shareholders as described below under "-- Votes Required," if either the Share Exchange Proposal is not approved by the Company's shareholders as described below under "-- Votes Required" or, even if the Share Exchange Proposal is so approved, the transactions contemplated by the Share Exchange Agreement are not consummated.

VOTES REQUIRED

     The Share Exchange. Under Maryland law, there is no requirement that the Share Exchange Proposal be approved by the shareholders of the Company. However, under the rules of the NYSE (the "NYSE Rules"), the Share Exchange Proposal must be approved by the Company's shareholders because the Share Exchange Agreement contemplates the issuance to the Stanford Ranch Stockholders (including Mr. Eli Broad, a director of the Company, and his affiliates) of a number of shares of Common Stock in excess of one percent of the number of shares of Common Stock outstanding. The vote required under the NYSE Rules is a majority of the aggregate votes cast by the holders of Common Stock, Class B Stock and Series C Preferred Stock, voting as a single class, provided that the total vote cast on the Share Exchange Proposal represents more than 50% of the total number of votes entitled to be cast by the holders of Common Stock, Class B Stock and Series C Preferred Stock (the "NYSE Approval Requirement").

     The Amendment Proposal. Pursuant to the Maryland General Corporation Law, the Amendment Proposal requires the affirmative vote of two-thirds of the votes entitled to be cast by the outstanding shares of Common Stock, Class B Stock and Series C Preferred Stock, voting as a single class (the "Maryland Approval Requirement"). In addition, pursuant to the Charter, the Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock, voting separately as a class, and the affirmative vote of a majority of the outstanding shares of Class B Stock, voting separately as a class (the "Charter Approval Requirement").

     Additional Voting Requirements. The NYSE Rules and provisions of Maryland law each permit the Stanford Ranch Stockholders to vote their shares of Common Stock and Class B Stock to approve the respective Proposals, and the Stanford Ranch Stockholders have agreed in the Share Exchange Agreement to vote their shares in favor of each Proposal. Accordingly, in view of the number of shares of Common Stock and Class B Stock beneficially owned by the Stanford Ranch Stockholders, the Share Exchange Proposal will be approved in accordance with the NYSE Approval Requirement and it is likely that the Amendment Proposal will be approved in accordance with the Maryland Approval Requirement. In addition, although their holdings of shares of Class B Stock ensure the satisfaction of the Class B Stock separate class vote under the Charter Approval Requirement, their holdings of shares of Common Stock do not ensure the satisfaction of the Common Stock separate class vote under the Charter Approval Requirement.

     In view of the significant effect that the shares of Common Stock and Class B Stock beneficially owned by the Stanford Ranch Stockholders will have on the foregoing voting requirements, the Board of Directors (the "Board") has also conditioned the adoption of each of the Proposals by the Company on the approval of such Proposal by the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock, Class B Stock and Series C Preferred Stock, voting as a single class, other than such shares beneficially owned by the Stanford Ranch Stockholders and their respective affiliates.

     No Appraisal Rights. The shareholders of the Company will not have any dissenters' or appraisal rights with respect to either of the Proposals.

BOARD OF DIRECTORS RECOMMENDATIONS AND CONSIDERATIONS

     The Directors present at the meeting held on January 10, 1996, in which Mr. Eli Broad and one other Director did not participate, unanimously concluded that the Amendment Proposal, when considered in conjunction with the Share Exchange Proposal, is advisable and that the Proposals collectively are fair to, and in the best interests of, the Company and the Public Shareholders, approved the Share Exchange Agreement and the Amendment Proposal, and adopted a resolution recommending to the Public Shareholders of the Company that the Public Shareholders separately vote their shares FOR approval of (1) the Share Exchange Proposal and (2) the Amendment Proposal.

     In making its decision to recommend approval of the Proposals, the Board of Directors considered each of the factors listed in the following paragraphs (i) through (xi), but it did not assign any particular weight to any single factor. The Board based its determination regarding the fairness of the collective terms of the Proposals on all the factors identified in the following paragraphs (i) through (xi), taken together.

          (i) The Share Exchange Agreement provides that the Stanford Ranch Stockholders will receive only an aggregate of 2,862,500 shares of Common Stock in exchange for the Stanford Ranch Shares, representing a 1.38% discount in respect of the 2,902,500 shares of Class B Stock owned by Stanford Ranch, which are currently convertible at the option of Stanford Ranch into 2,902,500 shares of Common Stock.

          (ii) Consummation of the transactions contemplated by the Share Exchange Agreement and the Class B Conversion Commitment will allow the Company, subject to compliance with the requirements of Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16"), to account for one or more future business combinations in which Common Stock is used as consideration by using the "pooling of interests" method of accounting. One among many eligibility criteria allowing a business combination to be accounted for by using the "pooling of interests" method is the requirement under APB 16 that the class of capital stock issued in such business combination be the class representing a majority of the total voting power of the voting stock of the acquiror. The conversion of Class B Stock contemplated by the Class B Conversion Commitment will cause the Class B Stock to lose, as a class, its status as the majority voting stock of the Company so that the Common Stock will become the controlling class for "pooling of interests" purposes. As indicated above, this change would remove a significant obstacle to allowing the Company to account for one or more future business combinations involving the Company by using the "pooling of interests" method. The ability to use the "pooling of interests" method of accounting will significantly enhance the Company's flexibility in structuring desirable business acquisitions. For example, in the recent past the Company has considered various acquisitions in the financial services industry, including companies engaged in the asset management business. Due to the nature of the asset management business, which requires relatively small amounts of capital to support the management of relatively large sums of investors' assets, the market value of many asset management companies typically substantially exceeds their tangible book value. Conse-quently, the acquisition of such companies by using the "purchase" method of accounting results in significant amounts of goodwill and other intangibles, the amortization of which reduces the future earnings of the acquiring company. Use of the "pooling of interests" method of accounting in connection with such acquisitions does not involve creation of additional goodwill and other intangibles, thereby eliminating the negative earnings impact of its amortization. During the past several years the value of private and public equities of many asset management businesses has grown rapidly on both an absolute and relative basis. In this regard, the gap between tangible book value and market value of such companies has also grown rapidly, which would result in significantly increased amounts of goodwill and other intangibles in connection with an acquisition of such companies using the "purchase" method of accounting. In light of such developments, the ability to consider the "pooling of interests" method of accounting has increased in importance. Thus, the Company believes that the ability to use the "pooling of interests" method of accounting for acquisitions that could involve significant amounts of goodwill and other intangibles if the "purchase" method of accounting were used, will benefit its shareholders, including the Public Shareholders. In connection with the Board's consideration of the Share Exchange Proposal, the Company received a letter from its independent accountants, Price Waterhouse LLP, which states that as a result of carrying out certain procedures and considering the consummation of the transactions contemplated by the Share Exchange Agreement, including the Class B Conversion Commitment, no significant matters came to their attention which caused them to believe that the Company would be prevented from using the "pooling of interests" method to account for a future business combination in which Common Stock is used as consideration. In reaching its determination, the Board of Directors also took into account that (1) a number of other factors, depending on the particular facts and circumstances of any future business combination, could adversely affect the Company's ability to account for such a business combination using the "pooling of interests" method, and (2) Mr. Eli Broad currently has the ability under the Charter, and independent of the Share Exchange Agreement, to convert enough shares of Class B Stock held by him into shares of Common Stock to allow the Company to account for a business combination in which Common Stock is used as consideration by using the "pooling of interests" method.

          (iii) Mr. Eli Broad's voting power in the Company will be reduced upon consummation of the transactions contemplated by the Share Exchange Agreement and the Class B Conversion Commitment from approximately 59.2% to between approximately 54.3% and 43.1%, the exact percentage to depend upon the number of shares of Class B Stock converted by Mr. Eli Broad and/or other holders of Class B Stock to satisfy the Class B Conversion Commitment. As of November 30, 1995, Mr. Eli Broad and his affiliates beneficially owned 2,149,694 shares of Common Stock, representing approximately 4.2% of the Common Stock then outstanding and 8,857,081 shares of Class B Stock (including the 2,902,500 shares of Class B Stock owned by Stanford Ranch), representing approximately 86.5% of all shares of Class B Stock then outstanding. For a description of the voting rights of the Common Stock and the Class B Stock, see "-- Common Stock and Class B Shares -- Voting Rights."

          (iv) Because of the 40,000 share net reduction in outstanding shares resulting from the Share Exchange, there will be negligible but positive impact on the Company's earnings per share as a result of consummation of the Share Exchange. Under generally accepted accounting principles, the 2,902,500 shares of Class B Stock owned by Stanford Ranch (which will become a subsidiary of the Company following completion of the transactions contemplated by the Share Exchange Agreement) will not be considered as outstanding for purposes of calculating the Company's earnings per share. These shares of Class B Stock owned by Stanford Ranch will be replaced by the 2,862,500 shares of Common Stock to be issued by the Company upon consummation of the Share Exchange.

          (v) If the Amendment Proposal is adopted and the transactions contemplated by the Share Exchange Agreement are consummated, the Class B Stock will continue to have disproportionate voting power for a longer period of time than would have been the case absent the Amendment Proposal. This disproportionate voting power will continue until the outstanding shares of Class B Stock represent less than 5% (as opposed to less than 10% as currently set forth in the Charter) of the aggregate number of shares of Common Stock and Class B Stock outstanding. (See "-- Common Stock and Class B Shares -- Class B Share Conversion"). As a result, Mr. Eli Broad and his affiliates will likely be able to exercise effective voting control of the Company, without holding a majority of the voting interest in the Company, for a longer period of time than would have been the case if the automatic conversion threshold had not been reduced from 10% to 5%.

          (vi) Pursuant to the Share Exchange Agreement, the parties have agreed that at the Closing, Stanford Ranch will retain a cash reserve (the "Cash Reserve") in an amount equal to the agreed estimated liabilities of Stanford Ranch at Closing other than certain agreed estimated liabilities in respect of which the Stanford Ranch Stockholders will deposit into an escrow account (the "Escrow Account"), established in a manner reasonably satisfactory to the Company, the amounts established in accordance with the determination procedure set forth in the Share Exchange Agreement (the "Agreed Escrow Amounts"). To the extent that the Company and the Stanford Ranch Stockholders cannot agree on the amount of estimated liabilities (other than the Agreed Escrow Amounts), the Share Exchange can be consummated if the Stanford Ranch Stockholders deposit into the Escrow Account the amount in cash equal to the additional liabilities estimated by the Company, as to which the Company and the Stanford Ranch Stockholders could not agree (the "Disputed Amount" and, together with the Agreed Escrow Amounts, the "Escrow Amounts"); provided that if the Disputed Amount is greater than $1 million, the use and implementation of such procedure will be subject to the Company's reasonable approval.

          (vii) In addition to the arrangements described in clause (vi) above, Mr. Eli Broad has agreed to indemnify the Company fully for all liabilities arising out of, or in connection with the transactions contemplated by, the Share Exchange Agreement, including liabilities arising from the Amendment Proposal and all liabilities of Stanford Ranch and its subsidiaries arising out of their operations prior to the Closing. The other Stanford Ranch Stockholders have agreed to provide the Company with comparable indemnities, except that the responsibility of these other Stanford Ranch Stockholders will be limited to their respective proportionate ownership interests in Stanford Ranch. See " -- Indemnification." The Company believes that the Stanford Ranch Stockholders, taken together, have sufficient resources to satisfy any requirements for indemnification arising from any liabilities of Stanford Ranch.

          (viii) The out-of-pocket fees and expenses incurred by the Company in connection with the Proposals will be borne in their entirety by the Stanford Ranch Stockholders and not by the Company.

          (ix) Consummation of the Closing under the Share Exchange Agreement will result in only a minimal increase in the aggregate amount of dividends payable by the Company. Under the Charter, cash dividends are paid on each share of Class B Stock at a rate equal to 90% of the amount of the cash dividends paid on each share of Common Stock. See
     "-- Common Stock and Class B Shares -- Dividends." Accordingly, based on the Company's existing annual dividend rate of $.60 per share of Common Stock, the amount of annual cash dividends paid by the Company will increase by approximately $150,000 as a result of consummation of the Share Exchange. This increase is less than the increase that would have occurred if Stanford Ranch had exercised its right to convert the Class B Stock owned by it into shares of Common Stock. The increase in dividends payable by the Company as a result of the conversion of Class B Stock pursuant to the Class B Conversion Commitment will be the same as would have occurred had such Class B Stock been converted absent such Commitment.

          (x) Certain terms of several transactions among affiliated entities undertaken in recent years by other companies. These transactions included
     (1) a merger by and among Blount, Inc. and Blount International, Inc., each a Delaware corporation, as disclosed in the Proxy Statement of Blount, Inc. dated October 4, 1995, (2) a merger by and among Hechinger Company, a Delaware corporation, and HECO, Inc., a District of Columbia corporation, as disclosed in the Proxy Statement of Hechinger Company dated October 20, 1989, (3) a stock exchange between Wal-Mart Stores, Inc. and Walton Enterprises, Inc., each a Delaware corporation, as disclosed in the Proxy Statement of Wal-Mart Stores, Inc. dated May 2, 1990, and (4) a stock exchange between Toys "R" Us, Inc., a Delaware corporation, and Petrie Stores Corporation, a New York corporation, as described in the Proxy Statement of Petrie Stores Corporation dated November 3, 1994. The principal terms of these transactions considered by the Board included the pricing provisions thereof and the indemnity and other provisions protecting the acquiring company against the liabilities of the acquired company. However, the Board may not have considered all of the terms of such other transactions that may have been considered material by the parties thereto.

          (xi) Consummation of the Closing under the Share Exchange Agreement will provide the Stanford Ranch Stockholders with significant benefits (including potential tax benefits) and therefore creates a conflict of interest for Mr. Eli Broad. See "-- Interests of Certain Persons in the Proposals -- Conflict of Interest" and "-- Benefits to the Stanford Ranch Stockholders." However, considering (1) the tangible economic benefits to be derived by the Company from the consummation of the transactions contemplated by the Share Exchange Agreement, and (2) the structure of these transactions, which is designed to minimize the costs and risks to the Company through (A) establishment of the Cash Reserve and the Escrow Account, (B) indemnification of the Company by the Stanford Ranch Stockholders, and (C) payment by the Stanford Ranch Stockholders of all the out-of-pocket fees and expenses incurred by the Company, the Board did not believe that quantification of the benefits potentially to be derived by the Stanford Ranch Stockholders was material to its consideration of the Proposals. In addition, the quantification of such benefits was not practicable because they depend upon a variety of other factors, including the structure of any alternative transaction that might be undertaken by the Stanford Ranch Stockholders, whether any of the Stanford Ranch Stockholders elects to sell the shares of Common Stock received in the exchange, the timing of any such sale, the value of such shares at the time of such sale and the individual tax situation of the relevant Stanford Ranch Stockholder at the time of such sale.

BACKGROUND OF THE PROPOSALS

     The possibility of undertaking the Share Exchange and the Amendment was first proposed to the Company by Mr. Eli Broad on behalf of the Stanford Ranch Stockholders. The Stanford Ranch Stockholders expressed their interest in structuring a transaction which would permit them to own shares of Common Stock directly, rather than holding shares of Stanford Ranch, which in turn owned shares of Class B Stock. There is no public market for either the Stanford Ranch Shares or the Class B Stock. The Stanford Ranch Stockholders also expressed a desire to structure a transaction that would not result in eliminating the "super-voting" features of the remaining shares of Class B Stock.

     Prior to its consideration of the suggestions leading up to the Proposals, the Board of Directors established a special committee (the "Committee") consisting of two independent directors of the Company, Mr. Lester Pollack and Mr. Harold M. Williams, to assist in reviewing a possible transaction between the Company and Stanford Ranch. For a description of the respective backgrounds of Mr. Pollack and Mr. Williams, see "ELECTION OF DIRECTORS." The Committee acted as representatives of the Board of Directors in discussing with the Stanford Ranch Stockholders and their counsel the structure and terms of a transaction that would serve the interests of the Company and the Public Shareholders consistent with the objectives of the Stanford Ranch Stockholders. Mr. Pollack and Mr. Williams are currently named as successors to the special trustee under the Broad Family Trust, one of the Stanford Ranch Stockholders, but are not currently serving as special trustees. Mr. Pollack is also named as a successor to the special business trustee in the Broad Revocable Trust and Mr. Barry Munitz, an independent director of the Company, and Mr. Williams are named as trustees of a foundation which would be formed and funded upon the death of Mr. Eli Broad. Mr. Richard D. Rohr, an independent director of the Company, is on the Board of the Eli and Edythe L. Broad Foundation, a grant-making foundation.

     The Committee, acting upon authority of the Board, retained Skadden, Arps, Slate, Meagher & Flom ("Skadden") as special counsel to the Board in connection with the proposed transactions. Skadden has from time to time provided services to the Company and its subsidiaries and has served as counsel to the underwriters in a number of public offerings of the Company's securities. In addition, Davis Polk & Wardwell, one of the Company's regular outside counsel, advised the Company and the Board of Directors in connection with these transactions. The Committee also retained the Company's independent auditors, Price Waterhouse LLP, to advise the Board with respect to the Company's ability to use the "pooling of interests" method of accounting for a future business combination in which Common Stock is to be used as consideration, if the Class B Conversion Commitment is consummated. Each of Davis Polk & Wardwell and Price Waterhouse LLP provided Mr. Eli Broad with certain tax advice regarding the structure of the transactions contemplated by the Share Exchange Agreement.

     The Committee, with the assistance of Skadden, and Company representatives, with the assistance of Davis Polk & Wardwell, examined the initially proposed terms of these transactions. As a result of those discussions, the Stanford Ranch Stockholders agreed to cause Stanford Ranch and its subsidiaries, on or prior to the Closing Date, to dispose of all of their assets other than the Class B Stock and the Cash Reserve. In addition, the Stanford Ranch Stockholders agreed to cause Stanford Ranch and its subsidiaries to discharge such of their liabilities as can be discharged prior to such date, and, to the extent that certain liabilities cannot be so discharged, to set aside the Cash Reserve. It was also agreed that, in the case of any transfer of assets to an affiliate of Stanford Ranch, consideration received for any assets so transferred would be based on an independent appraisal. Furthermore, the Stanford Ranch Stockholders agreed that if, prior to the Annual

Meeting, the Company determines that it is not satisfied with the adequacy of the arrangements in the Share Exchange Agreement to protect the Company from potential material liabilities (as determined in the sole discretion of the Company as a result of its review of the business and operations of Stanford Ranch and its subsidiaries), the Company will have the right to terminate the Share Exchange Agreement. In addition, as discussed above, Mr. Eli Broad and the other Stanford Ranch Stockholders agreed to indemnify the Company fully for all liabilities that the Company may incur in connection with the transactions contemplated by the Share Exchange Agreement. It was agreed that all out-of-pocket fees and expenses incurred by the Company in connection with the Proposals would be borne by the Stanford Ranch Stockholders. Finally, it was also agreed that as a condition to the consummation of the transactions contemplated by the Share Exchange Agreement, Mr. Eli Broad would agree to the Class B Conversion Commitment. See "-- Interests of Certain Persons in the Proposals -- Benefits to the Stanford Ranch Stockholders."

     On December 8, 1995, a telephonic meeting of the Board of Directors was held to consider the Proposals, among other matters. Mr. Broad did not participate in the portion of the meeting during which the Proposals were considered, but all other members of the Board were present. A representative of the Committee, and counsel and special counsel for the Company, reviewed the structure and principal terms of the Proposals, and the Directors had the opportunity to question a representative of Stanford Ranch with respect to certain aspects of the Proposals and the business of Stanford Ranch. The representative of Stanford Ranch then left the meeting, after which the representative of the Committee and counsel and special counsel to the Company reviewed various issues relating to the Proposals which had not as yet been resolved, including the following: (i) whether there would be a 1:1 exchange ratio per share of Class B Stock held by Stanford Ranch as originally proposed by the Stanford Ranch Stockholders or whether the Company should obtain a discount by issuing a number of shares of Common Stock which is less than the number of shares of Class B Stock held by Stanford Ranch; (ii) whether the indemnification to be provided by the Stanford Ranch Stockholders would cover liabilities arising in connection with the Amendment Proposal; (iii) whether such indemnification obligation would be subject to a time limitation; (iv) whether and to what extent the Stanford Ranch Stockholders would provide an escrow arrangement as support for the indemnity; and (v) whether and to what extent any Stanford Ranch Stockholder would be subject to a lock-up arrangement with respect to the Common Stock received by such Stockholder in exchange for its Stanford Ranch Shares.

     The Directors then deliberated with respect to a number of aspects of the Proposals, including those referred to above. Following such deliberations, the Directors authorized the Committee and certain members of management to continue discussions with respect to the Proposals and directed the Committee and management to seek to obtain less than a 1:1 exchange ratio and a full indemnification from the Stanford Ranch Stockholders not subject to a time limitation and covering all liabilities, including those arising in connection with the Amendment Proposal. The Board also requested that the Committee and management further discuss with the Stanford Ranch Stockholders ways in which risks to the Company arising from the transactions contemplated by the Share Exchange Agreement could be minimized.

     As a result of such further discussions, the following additional agreements were reached with the Stanford Ranch Stockholders:

     (i) The Company will deliver 2,862,500 shares of Common Stock in exchange for the Stanford Ranch Shares, representing a 1.38% discount from a 1:1 exchange ratio per share of Class B Stock held by Stanford Ranch;

     (ii) Mr. Broad and the Broad Family Trust will enter into a 6-month lockup (the "Broad Lock-up Arrangements") with respect to the shares of Common Stock received by them in the Share Exchange;

     (iii) The indemnification to be provided to the SunAmerica Indemnitees (as defined herein) will cover any Damages (as defined herein) and tax liabilities arising out of both the Share Exchange Proposal and the Amendment Proposal and will remain in existence throughout the period during which any claim covered by such indemnification can be asserted against any of the SunAmerica Indemnitees. The Company believes that the Stanford Ranch Stockholders, taken together, have sufficient resources to satisfy any requirements for indemnification arising from any liabilities of Stanford Ranch; and

     (iv) In the event the Company and the Stanford Ranch Stockholders cannot agree as to the amount of the estimated closing liabilities of Stanford Ranch, the Stanford Ranch Stockholders will have the right to complete the transaction on the basis that (x) the Cash Reserve to be retained by Stanford Ranch will be in an amount equal to the amount of such closing liabilities as to which the Company and the Stanford Ranch Stockholders shall agree and (y) the Stanford Ranch Stockholders shall deposit into the Escrow Account the Disputed Amount provided that if the Disputed Amount is greater than $1 million, the use and implementation of such procedure will be subject to the Company's reasonable approval.

     On January 10, 1996, a second meeting of the Board of Directors was held further to consider the Proposals. Messrs. Broad and Munitz did not participate in the meeting, but all other members of the Board of Directors were present, with some of them participating by telephone. A representative of the Committee, and counsel and special counsel for the Company, reviewed changes to the structure and principal terms of the Share Exchange Agreement from those discussed at the December 8, 1995 meeting. Skadden described the results of its due diligence review of the business of Stanford Ranch, including the expected treatment of certain potential liabilities of Stanford Ranch at Closing. It was noted that certain of the changes to the Share Exchange Agreement had been made in light of the results of the due diligence review, including provision for deposit of the Agreed Escrow Amounts into the Escrow Account and addition of a new condition to Closing in respect of the Company's environmental review of Stanford Ranch. See "-- Conditions to Consummation of the Share Exchange." Following discussion, all the Directors present at the meeting voted unanimously to approve the Share Exchange Agreement and the Amendment
Proposal, and to recommend to the Public Shareholders their respective approval. See "-- Board of Directors Recommendations and Considerations."

     Following that meeting, on January 12, 1996, the Company, Stanford Ranch and the Stanford Ranch Stockholders executed and delivered the Share Exchange Agreement.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSALS

     Conflict of Interest. As of November 30, 1995, Stanford Ranch owned 2,902,500 shares of Class B Stock representing approximately 28.3% of the outstanding shares of the Class B Stock. As of November 30, 1995, Mr. Eli Broad and his affiliates beneficially owned 8,857,081 shares of Class B Stock (including the 2,902,500 shares of Class B Stock held by Stanford Ranch), representing approximately 86.5% of the outstanding shares of Class B Stock, and 2,149,694 shares of Common Stock, representing approximately 4.2% of the outstanding shares of Common Stock, which, in the aggregate, represented approximately 59.2% of the total voting power of the shares of Common

Stock, Class B Stock and Series C Preferred Stock. In addition, Mr. Eli Broad is the Chairman of the Board, President and Chief Executive Officer of the Company.

     The Proposals present a conflict of interest to Mr. Eli Broad due to the ownership by Mr. Broad and his affiliates of a majority of the outstanding Stanford Ranch Shares and a majority of the outstanding Class B Stock. See
"-- Benefits to the Stanford Ranch Stockholders." In order to address that conflict of interest, Mr. Eli Broad abstained from the consideration of, and voting at the meetings of the Board of Directors in respect of, the Proposals, and the Board of Directors made a condition to the adoption of each of the Proposals that such Proposal be approved by the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock, Class B Stock and Series C Preferred Stock, voting as a single class, other than such shares beneficially owned by the Stanford Ranch Stockholders and their respective affiliates.

     Benefits to the Stanford Ranch Stockholders. The implementation of the Proposals will provide the Stanford Ranch Stockholders with marketable Common Stock, subject to compliance with the requirements of the Securities Act of 1933, as amended, in exchange for their Stanford Ranch Shares, for which there is no public market, thereby facilitating gifts or sales of such shares. The Company has been advised that none of the Stanford Ranch Stockholders has any present intention to sell any shares of Common Stock received by such Stanford Ranch Stockholder pursuant to the Share Exchange, but may from time to time do so, in each case subject to compliance with applicable requirements of the Securities Act of 1933, as amended. Mr. Eli Broad and the Broad Family Trust are subject to a 6-month lock-up with respect to such Common Stock pursuant to the Broad Lock-up Arrangements. See "-- Background of the Proposals." In addition, the implementation of the Proposals is also likely to enable Mr. Eli Broad and his affiliates to maintain effective voting control of the Company for a longer period of time (and with a smaller voting interest in the Company) than would have been possible absent such implementation.

     The consummation of the transactions contemplated by the Share Exchange Agreement will also result in other benefits to the Stanford Ranch Stockholders by (i) providing the opportunity for substantial potential tax benefits to them in connection with any future sales of the shares of Common Stock received by them in the Share Exchange or the receipt of dividends thereon because such sales or dividends will not be subject to corporate level tax and (ii) resolving differences among them as to the strategic direction and dividend policy of Stanford Ranch.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain federal income tax consequences of the Share Exchange. Such summary is not intended as tax advice or as a substitute for individual tax advice. It is based upon existing United States federal income tax laws; future changes in such laws (whether or not effected through the promulgation of Treasury regulations and whether or not retroactive in application) may adversely affect the tax consequences of the Share Exchange.

     The Share Exchange will have no adverse federal income tax consequences for the Public Shareholders. It is intended to qualify as a tax-free reorganization under Section 368(a) of the Code. In such a reorganization, no gain or loss would be recognized by the Company, Stanford Ranch or the Stanford Ranch Stockholders, although the Company may be subject to tax if, following the Share Exchange, the Company were to cause Stanford Ranch to distribute the Class B Stock to the Company. However, the Company has no present plan or intention to cause Stanford Ranch to so distribute the Class B Stock subsequent to the Closing Date and has agreed in the Share Exchange Agreement not to do so for a four-year period following the Closing Date.

BUSINESS OF STANFORD RANCH
PENDING THE SHARE EXCHANGE

     In the Share Exchange Agreement, Stanford Ranch and the Stanford Ranch Stockholders have agreed that, prior to the Closing Date, Stanford Ranch will
(i) use its best efforts to either sell all of the assets of Stanford Ranch and its subsidiaries (other than shares of the Class B Stock and the cash required to be retained by Stanford Ranch for the Cash Reserve to be established at the Closing in an amount equal to the agreed estimated liabilities of Stanford Ranch at the Closing other than certain liabilities in respect of which the Stanford Ranch Stockholders deposit into the Escrow Account the Agreed Escrow Amounts) to a newly-formed company to be established by the Stanford Ranch Stockholders ("New Stanford") or to third parties and/or distribute such assets as a dividend to the Stanford Ranch Stockholders, in either case on a basis such that neither Stanford Ranch nor any of its subsidiaries will have any continuing, direct or indirect, liability or obligation (other than such liabilities for which the Cash Reserve will be established or the Escrow Amounts deposited in the Escrow Account); (ii) use its best efforts to pay in full or transfer to New Stanford all accounts payable and accrued liabilities of Stanford Ranch and its subsidiaries (other than those liabilities for which the Cash Reserve will be established or the Escrow Amounts deposited in the Escrow Account), (iii) fully discharge or cause New Stanford or other third party acceptable to the Company to assume all debt obligations of Stanford Ranch and its subsidiaries such that Stanford Ranch and its subsidiaries will be released from and will have no continuing direct or indirect liability or obligation with respect thereto and so that all liens against the assets of Stanford Ranch and its subsidiaries will be released in full; (iv) use its best efforts to terminate all leases, licenses and other agreements or cause New Stanford or the Stanford Ranch Stockholders to assume all material liabilities and obligations thereunder so that neither Stanford Ranch nor any of its subsidiaries will have any liabilities or obligations thereunder (other than such liabilities for which the Cash Reserve will be established or the Escrow Amounts deposited in the Escrow Account); (v) terminate, or transfer to New Stanford the employment of, all of its employees, and use its best efforts to cause all liabilities to employees and former employees of Stanford Ranch and its subsidiaries to be discharged so that neither Stanford Ranch nor its subsidiaries will have any continuing, direct or indirect, liability or obligation with respect thereto (including obtaining necessary releases and novations from each employee and former employee); and
(vi) redeem all of its outstanding preferred stock. The successful completion by Stanford Ranch and its subsidiaries of each of the foregoing (collectively, the "Asset and Liability Transfer"), in each case to the reasonable satisfaction of the Company, is a condition precedent to the obligations of the Company under the Share Exchange Agreement. The amount of estimated liabilities that Stanford Ranch will have as of the Closing is not quantifiable at this time because it generally depends upon the structure of the transaction or transactions through which all the assets (other than shares of Class B Stock) now owned by Stanford Ranch will be disposed of.

     Stanford Ranch has also agreed not to sell, transfer or permit any lien to exist, as of the Closing Date, with respect to any shares of Class B Stock owned by it, and the Stanford Ranch Stockholders have also agreed not to sell, transfer or permit any lien to exist, as of the Closing Date, with respect to their Stanford Ranch Shares.

     Pursuant to the Share Exchange Agreement, Stanford Ranch has agreed to give the Company, and its legal counsel, accountants, consultants and other representatives full access throughout the period prior to the Closing Date to all of its books, records, offices, properties and personnel, and to furnish promptly to them such financial and operating data and other information as any of them may reasonably request.

CONDITIONS TO CONSUMMATION OF THE SHARE EXCHANGE

     The respective obligations of the Company and the Stanford Ranch Stockholders to consummate the Closing are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions: (i) any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the transactions contemplated by the Share Exchange Agreement shall have expired or been terminated, and no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated by the Share Exchange Agreement; (ii) the shareholders of the Company shall have approved the Share Exchange Proposal as described herein under "-- Votes Required"; (iii) on or prior to the Closing Date, the shares of Class B Stock required to be converted pursuant to the Class B Conversion Commitment shall have been so converted; (iv) the shares of Common Stock to be issued pursuant to the Share Exchange Agreement shall have been approved for listing on the NYSE, subject to notice of issuance; and (v) no event shall have occurred that has resulted or could reasonably be expected to result in a material adverse change to the anticipated benefits of the transactions contemplated by the Share Exchange Agreement to the Company, Stanford Ranch or the Stanford Ranch Stockholders.

     In addition, the obligation of the Stanford Ranch Stockholders to consummate the Closing is subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions: (i) the shareholders of the Company shall have approved the Amendment Proposal as described herein under "-- Votes Required," and the Company shall have filed the Articles of Amendment in Maryland; (ii) if the Company and the Stanford Ranch Stockholders cannot agree as to the amount of estimated closing liabilities of Stanford Ranch, the Stanford Ranch Stockholders shall have elected to deposit into the Escrow Account as set forth in clause (iv)(B) of the next paragraph an amount of cash equal to the Disputed Amount, provided that if the Disputed Amount is greater than $1 million, the use and implementation of such procedure will be subject to the Company's reasonable approval; (iii) the Company shall have performed in all material respects all of its obligations under the Share Exchange Agreement required to be performed by it on or prior to the Closing Date, the representations and warranties of the Company contained therein shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date and Stanford Ranch shall have received a certificate signed by a Vice Chairman, Executive Vice President or Senior Vice President of the Company to the foregoing effect; (iv) Stanford Ranch shall have received a legal opinion as to certain matters; and (v) Stanford Ranch shall have received all documents it may reasonably request relating to the existence of the Company and the authority of the Company to enter into the Share Exchange Agreement, all in form and substance reasonably satisfactory to Stanford Ranch.

     In addition, the obligation of the Company to consummate the transactions contemplated by the Share Exchange Agreement is subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions: (i) Stanford Ranch and the Stanford Ranch Stockholders shall have performed in all material respects all of their obligations under the Share Exchange Agreement required to be performed by them on or prior to the Closing Date, the representations and warranties of Stanford Ranch and the Stanford Ranch Stockholders contained therein shall be true and correct at and as of the Closing Date, as if made at and as of such date, except for such breaches as would not have a Material Adverse Effect (as defined in the Share Exchange Agreement) and the Company shall have received a certificate signed by the President of Stanford Ranch and a representative of each Stanford Ranch Stockholder to the foregoing effect;
(ii) the Asset and Liability Transfer described under "-- Business of Stanford Ranch Pending the Share Exchange" shall have been completed on a basis satisfactory to the Company, in its reasonable discretion, and the Stanford Ranch Stockholders shall have deposited the Agreed Escrow Amounts into the Escrow Account; (iii) unless the Stanford Ranch Stockholders shall have waived the condition set forth in clause (i) of the previous paragraph, the Amendment Proposal shall have been approved by the shareholders of the Company as described herein under "-- Votes Required", and the Company shall have filed the Articles of Amendment in Maryland; (iv) the Company and the Stanford Ranch Stockholders shall have agreed upon the estimated amount of liabilities with respect to which the Cash Reserve will be established and the Company shall be satisfied, as of the Closing Date, that Stanford Ranch retains a sufficient amount of cash to satisfy in full all such liabilities, or, in the event that the Company and the Stanford Ranch Stockholders can not agree on the estimated amount of closing liabilities, the Disputed Amount shall not exceed $1 million or such greater amount as the Company shall agree, such agreement not to be unreasonably withheld and the Stanford Ranch Stockholders elect to satisfy the condition set forth in clause (B) below, in which event (A) the Company shall be satisfied, as of the Closing Date, that Stanford Ranch retains a sufficient amount of cash to satisfy in full the amount of all closing liabilities as to which the Company and the Stanford Ranch Stockholders have so agreed and (B) the Stanford Ranch Stockholders shall have deposited into the Escrow Account an amount in cash equal to the Disputed Amount; (v) the Company shall have received a legal opinion as to certain matters; (vi) Stanford Ranch shall have completed the redemption of all of its outstanding preferred stock;
(vii) the Company shall have received a letter from its independent accountants, Price Waterhouse LLP, or other internationally recognized accounting firm satisfactory to the Company, which states that as a result of carrying out certain procedures and considering the consummation of the transactions contemplated by the Share Exchange Agreement, including the Class B Conversion Commitment, no significant matters came to their attention which caused them to believe that the Company would be prevented from using the "pooling of interests" method to account for a future business combination in which Common Stock is used as consideration; (viii) Mr. Eli Broad and the Broad Family Trust shall have executed and delivered to the Company agreements reflecting the Broad Lock-Up Arrangements in form and substance reasonably satisfactory to the Company; (ix) the Company shall (A) have completed its investigation of matters that might form the basis of Environmental Liabilities (as defined in the Share Exchange Agreement), including without limitation any past or present actions, circumstances or conditions and (B) be reasonably satisfied as a result of such investigation that Stanford Ranch or any of its Subsidiaries will have no identified material Environmental Liabilities at the Closing Date as to which the Stanford Ranch Stockholders have not provided adequate arrangements to protect the Company from such liabilities (as reasonably determined by the Company) and (x) the Company shall have received all documents it may reasonably request relating to the existence of Stanford Ranch and each of its subsidiaries, and the authority of Stanford Ranch and each Stanford Ranch Stockholder to enter into the Share Exchange Agreement, all in form and substance reasonably satisfactory to the Company.

AMENDMENT AND WAIVER; TERMINATION

     At any time prior to the Closing Date, any provision of the Share Exchange Agreement may be amended or waived by an instrument in writing signed, in the case of an amendment, by each party to the Share Exchange Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     The Share Exchange Agreement may be terminated at any time prior to the Closing, whether before or after approval of the Proposals by the shareholders of the Company, without submitting such decision to terminate to the shareholders of the Company for their approval (i) by mutual written agreement of the Stanford Ranch Stockholders and the Company; (ii) by either the Stanford

Ranch Stockholders or the Company if the Closing shall not have occurred on or before June 30, 1996; (iii) by either the Stanford Ranch Stockholders or the Company if there shall be any law or regulation that makes consummation of the transactions contemplated by the Share Exchange Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated thereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; (iv) by either the Stanford Ranch Stockholders or the Company if an event shall have occurred that has resulted in or could reasonably be expected to result in a material adverse change to the anticipated benefits of the transactions contemplated by the Share Exchange Agreement to the Company, Stanford Ranch or the Stanford Ranch Stockholders; (v) by either the Stanford Ranch Stockholders or the Company if there has been a material misrepresentation or breach of warranty on the part of the Company (in the case of termination by the Stanford Ranch Stockholders) or a misrepresentation or breach of warranty by Stanford Ranch or the Stanford Ranch Stockholders which would have a Material Adverse Effect (in the case of termination by the Company) in each case in the representations and warranties contained in the Share Exchange Agreement, and such misrepresentation or breach is not capable of being cured through commercially reasonable best efforts prior to June 30, 1996, or any condition to such party's obligations thereunder becomes incapable of fulfillment through no fault of such party and is not waived by the other parties; (vi) by the Company if, prior to the Annual Meeting, the Company is not satisfied (as determined in the sole discretion of the Company) with the adequacy of the arrangements in the Share Exchange Agreement to protect the Company from potential material liabilities; (vii) by either the Company or the Stanford Ranch Stockholders if the Share Exchange Proposal is not approved by the shareholders of the Company as described herein under "-- Votes Required;" (viii) by the Company if the Board of Directors has determined, in the exercise of its fiduciary duties under applicable law, to withdraw its recommendation with respect to the Share Exchange Proposal; or (ix) by the Stanford Ranch Stockholders if the Amendment Proposal is not approved by the shareholders of the Company as described herein under "-- Votes Required."

     If the Share Exchange Agreement is terminated as provided above, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to such Agreement; provided that Stanford Ranch and the Stanford Ranch Stockholders shall reimburse all out-of-pocket fees and expenses of the Company incurred in connection therewith; and provided further that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of the other parties, willful failure to perform a covenant of such Agreement or willful breach by any party thereto of any representation or warranty or agreement contained therein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach.

EXPENSES AND FEES

     Whether or not the Proposals are implemented, all costs and expenses (including any out-of-pocket expenses) incurred in connection with the Share Exchange Agreement, including without limitation all costs and expenses of counsel, accountants and other representatives for the Company and for the Board of Directors, any director fees payable by the Company in connection with any meeting devoted primarily to consideration of the Proposals and the transactions contemplated thereby and any fees payable to the members of the Board of Directors in connection with the review and negotiation of the transactions contemplated by the Share Exchange Agreement shall be paid by (i) Stanford Ranch, if such payment is made prior to the Closing Date or (ii) the Stanford Ranch Stockholders, if such payment is made on or after the Closing Date. In the event that any party is involved in any suit, action or proceeding against any other party or parties arising out of or relating to the Share Exchange Agreement or the transactions contemplated thereby, the prevailing party in that action, suit or proceeding shall be entitled to recover from the non-prevailing party or parties its costs and expenses (including the costs and expenses of counsel) incurred in connection with that action, suit or proceeding.

INDEMNIFICATION

     Pursuant to the Share Exchange Agreement, each Stanford Ranch Stockholder has agreed to indemnify and hold harmless (net of any tax benefit therefrom) the Company, its affiliates, their respective officers, directors and other representatives, and, effective as of the Closing, Stanford Ranch and its subsidiaries (each a "SunAmerica Indemnitee") from and against any and all damage, loss, liability, expense, assessment, settlement and judgment (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses, whether or not incurred in connection with any action, suit, proceeding or governmental investigation) ("Damages") incurred or suffered by a SunAmerica Indemnitee arising out of (1) any misrepresentation or breach of warranty by Stanford Ranch or any Stanford Ranch Stockholder contained in the Share Exchange Agreement; (2) any breach of any covenant or agreement made or to be made by Stanford Ranch or any Stanford Ranch Stockholder pursuant to the Share Exchange Agreement (other than those referred to in clause (i) of the following sentence of this paragraph); (3) any Prior Business Liabilities (as defined below) other than with respect to the estimated liabilities of Stanford Ranch as of the Closing to the extent such liabilities are covered by the Cash Reserve; and (4) any claim asserted, or any action, suit or proceeding pursued against any SunAmerica Indemnitee, arising out of or relating to the Share Exchange Agreement or the transactions contemplated thereby, including liabilities arising from the Amendment Proposal. In addition, subject to certain exceptions, each SunAmerica Indemnitee will be indemnified against and held harmless from (i) taxes of Stanford Ranch and its subsidiaries
(A) attributable to periods (or portions thereof) ending on or before the Closing Date, (B) resulting from any misrepresentation or any breach by Stanford Ranch or the Stanford Ranch Stockholders of a tax representation or warranty contained in the Share Exchange Agreement, or (C) resulting from any breach of a tax covenant or agreement made or to be made by Stanford Ranch or the Stanford Ranch Stockholders pursuant to such Agreement, (ii) tax liabilities of the Company, Stanford Ranch or any of their subsidiaries resulting from the ownership by Stanford Ranch or its subsidiaries of assets other than the Class B Stock on or before the Closing Date, (iii) taxes attributable to the distribution, sale or other transfer of assets or any other transaction undertaken by Stanford Ranch or its subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Share Exchange Agreement, (iv) tax liabilities of the Company, Stanford Ranch or any of their subsidiaries imposed as a result of the Share Exchange, (v) tax liabilities of the Company, Stanford Ranch or any of their respective subsidiaries which (A) result from a change in law after the date of the Share Exchange Agreement (including any change in the Code or the Treasury regulations promulgated thereunder or any judicial or administrative decision or pronouncement), (B) result from any deemed or constructive (but not actual) distribution by Stanford Ranch to the Company of the stock of the Company, a merger or liquidation of Stanford Ranch into the Company, in either case which would qualify under
Section 332 of the Code as in effect on the date of the Share Exchange Agreement and which occurs after the four-year period subsequent to the Closing Date or any issuance by the Company of any stock of the Company (other than certain transactions in breach of certain tax covenants of the Company in the Share Exchange Agreement), and (C) which would not be imposed but for the Company having engaged in a transaction contemplated by the Share Exchange Agreement,

(vi) taxes imposed on the Company or any of its affiliates (including, after the Closing Date, Stanford Ranch or any of its subsidiaries) as a result of the payment by the Company of dividends on the Class B Stock held by Stanford
Ranch, and (vii) Damages related to the taxes described in clauses (i) through
(vi) above. "Prior Business Liabilities" means any and all obligations and liabilities (tax or otherwise), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, liquidated or unliquidated, material or immaterial, disputed or undisputed, legal or equitable, secured or unsecured, arising at any time (whether before or after the Closing Date) from or in connection with the acts or omissions of, or states of fact relating to, Stanford Ranch or any past or present subsidiary of Stanford
Ranch, or their respective past or present employees or agents, which acts or omissions occurred, or states of fact existed, prior to the Closing Date, including without limitation (x) any environmental liabilities and any and all Damages of the Company and each of its affiliates (including without limitation reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and other agents and representatives of the Company) arising out of, in respect of or in connection with such environmental liabilities, (y) any employment liabilities and any and all Damages of the Company and each of its affiliates (including without limitation reasonable expenses of investigation by agents and representatives of the Company) arising out of, in respect of or in connection with such employment liabilities, and (z) any business activities, operations, properties, agreements, arrangements or interests conducted, owned or held by Stanford Ranch, or any past or present subsidiary of Stanford Ranch (including any such items formerly conducted, owned or held by any such entity), or to which any such entity was a party or by which it was bound as of the Closing Date or at any time prior thereto.

     With respect to the indemnity obligations, (A) each Stanford Ranch Stockholder other than Mr. Eli Broad shall be responsible only for its pro rata share of the Damages arising under clauses (1) through (4) above and tax liabilities and Damages arising under clauses (i) through (vii) above; and (B) Mr. Eli Broad shall be responsible under all such clauses for all tax liabilities and Damages resulting therefrom, and the Company will have the right to seek recovery in full of all such tax liabilities and Damages from Mr. Eli Broad without seeking recovery from any other Stanford Ranch Stockholder; provided that for purposes of clause (1) above insofar as it relates to any representation or warranty made by a Stanford Ranch Stockholder with respect to itself, (x) such Stockholder other than Mr. Eli Broad shall be responsible only for the Damages resulting from such Stockholder's own misrepresentations or breaches of warranty; and (y) Mr. Eli Broad shall be responsible under such clause for all Damages resulting from any misrepresentation or breach of warranty by any Stanford Ranch Stockholder, and the Company will have the right to seek recovery in full of all such damages from Mr. Eli Broad without seeking recovery from any other Stanford Ranch Stockholder.

     Pursuant to the Share Exchange Agreement, the Company has agreed to indemnify and hold harmless (net of any tax benefit resulting therefrom), each Stanford Ranch Stockholder, in the case of any Stanford Ranch Stockholder that is a trust, beneficiaries thereof and the estate of Mr. Eli Broad (each a "Stockholder Indemnitee"), from and against any and all Damages incurred or suffered by such Stockholder Indemnitee arising out of any misrepresentation or breach of warranty (subject to certain exceptions), covenant or agreement made or to be performed by the Company after the Closing pursuant to the Share Exchange Agreement. Any payment pursuant to such indemnification shall be made in the form of shares of Common Stock valued at the average of the closing market prices of the Common Stock on the NYSE for the five trading days ending on the second trading day prior to the date on which such indemnity payment is made.

DESCRIPTION OF CAPITAL STOCK

     Under the Charter, the Company has authority to issue 175,000,000 shares of Common Stock, 25,000,000 shares of Class B Stock, 15,000,000 shares of Transferable Class B Stock, par value $1.00 per share (the "Transferable Class B Shares," and, together with the Class B Stock, the "Class B Shares") and 20,000,000 shares of Preferred Stock, without par value ("Preferred Stock"). Preferred Stock may be issued from time to time in one or more classes with such full, special, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions thereof, as shall be stated and expressed in the Charter or any Articles Supplementary establishing any class of Preferred Stock. At November 30, 1995, there were outstanding (i) 44,287,521 shares of Common Stock; (ii) 10,239,656 shares of Class B Stock; (iii) 3,514,765 shares of a series of Preferred Stock designated the 9 1/4% Preferred Stock, Series B ("Series B Preferred Shares"); (iv) 486,800 shares of Series C Preferred Stock; (v) 100,050 Series D Preferred Shares, represented by 5,002,500 Depositary Shares (each representing one-fiftieth of a Series D Preferred Share), which were redeemed on January 2, 1996 through the issuance of 5,112,529 shares of Common Stock; and (vi) 80,000 Series E Preferred Shares, represented by 4,000,000 Depositary Shares (each representing one-fiftieth of a Series E Preferred Share). There are no Transferable Class B Shares outstanding. The Series B Preferred Shares, the Series C Preferred Stock and the Series E Preferred Shares rank pari passu with each other and senior to the Common Stock and Class B Shares. For further information regarding Common Stock and Class B Shares, including a description of the rights attendant thereto, see "-- Common Stock and Class B Shares" below.

COMMON STOCK AND CLASS B SHARES

     Dividends. Except as provided below, holders of Common Stock, Class B Stock and Transferable Class B Shares are entitled to receive dividends and other distributions in cash, stock or property of the Company, when, as and if declared by the Board of Directors out of assets or funds of the Company legally available therefor and shall share equally on a per share basis in all such dividends and other distributions (subject to the rights of holders of Preferred Stock). If a cash dividend is paid on any of the Common Stock, Class B Stock or Transferable Class B Shares, a cash dividend also will be paid on the Common Stock, Class B Stock and Transferable Class B Shares, as the case may be. The amount of the cash dividend paid on each share of Class B Stock and each Transferable Class B Share will be equal to 90% of the amount of the cash dividend paid on each share of Common Stock. In addition, if holders of Common Stock receive Common Stock in connection with stock dividends or stock splits, holders of Transferable Class B Shares will receive a proportionate number of Transferable Class B Shares and holders of shares of Class B Stock will receive a proportionate number of shares of Class B Stock.

     Voting Rights. At every meeting of shareholders of the Company, every holder of shares of Common Stock is entitled to one vote per share, and every holder of Class B Stock and Transferable Class B Shares is entitled to 10 votes per share. Except as otherwise required by law or the Charter, all actions submitted to a vote of shareholders are voted upon by holders of Common Stock, Class B Stock and Transferable Class B Shares, voting together as a single class (subject to any voting rights which may be granted to holders of Preferred Stock) and a majority of the votes cast by such holders is required to approve any such action.

     In addition to any vote required by law, the holders of Common Stock and Class B Shares each vote separately as a class (i) on any merger or consolidation of the Company with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the

Company's assets to or with any other person or any dissolution of the Company (unless the other party to such merger or other transaction is a majority owned subsidiary of the Company) and (ii) on any additional issuances of Class B Shares other than in connection with stock splits and stock dividends and exchanges of Class B Stock for Transferable Class B Shares. A majority of votes cast by the holders of Common Stock and Class B Shares, each voting separately as a class, is required to approve any matters described above as to which holders of such shares have a separate class vote, unless, in the case of the events described in clause (i) above, a greater vote is required by law. In addition to any vote required by law, the affirmative vote of the holders of a majority of the Common Stock and the Class B Stock, each voting separately as a class, is required to approve any amendment to the Charter.

     Liquidation Rights. In the event of any liquidation, the holders of Common Stock and Class B Shares are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of Preferred Stock then outstanding.

     Class B Share Conversion Rights. Each Class B Share is convertible into one share of Common Stock at any time at the option of the holder. In addition, any transfer of shares of Class B Stock not permitted under the Charter will result in the conversion of such shares into shares of Common Stock.

     Section 8(e) of Article Fifth of the Charter currently provides, among other things, that if at any time the number of shares of Class B Stock outstanding falls below 10% of the aggregate number of issued and outstanding shares of Common Stock and Class B Stock, then, immediately upon the occurrence of such event, the outstanding shares of Class B Stock will be converted into shares of Common Stock.

     At November 30, 1995, there were outstanding 10,239,656 shares of Class B Stock and 49,400,050 shares of Common Stock (including the shares of Common Stock issued on January 2, 1996 upon redemption of the Series D Preferred Shares), resulting in the number of shares of Class B Stock constituting approximately 17.2% of the aggregate number of outstanding shares of Common Stock and Class B Stock. Assuming the consummation of the Share Exchange, the shares of Class B Stock owned by Stanford Ranch would no longer be deemed to be outstanding. As a result, as of the Closing Date assuming (i) consummation of the transactions contemplated by the Share Exchange Agreement and the Class B Conversion Commitment, (ii) exercise of vested stock options at such date, and
(iii) redemption by the Company of its Series E Preferred Shares for shares of Common Stock, the Class B Stock would represent approximately 8.0% of the total number of Common Stock and Class B Stock outstanding.

     If the Amendment Proposal is approved by the Company's shareholders, and if the transactions contemplated by the Share Exchange Agreement are consummated,
Section 8(e) of Article Fifth of the Charter will be amended to reduce the percentage threshold from 10% to 5%. As amended, Section 8(e) will provide, among other things, that if at any time the number of shares of Class B Stock outstanding falls below 5% of the aggregate number of the issued and outstanding shares of Common Stock and Class B Stock, then, immediately upon the occurrence of such event, the outstanding shares of Class B Stock will be converted into shares of Common Stock.

     Exchange of Class B Stock. All the shares of Class B Stock are exchangeable in whole at the option of the Company at any time for Transferable Class B Shares. Holders of shares of Class B Stock will receive one Transferable Class B Share for each share of Class B Stock held by them at the time of the exchange.

     Miscellaneous. The holders of Common Stock and Class B Shares have no preemptive rights, cumulative voting rights or subscription rights. Except as described above, the Common Stock and Class B Shares have no conversion rights and are not subject to redemption.

     The transfer agent and registrar with respect to the Common Stock is The Bank of New York.

                             EXECUTIVE COMPENSATION

     The following table details annual and long term compensation paid during the Company's three most recent fiscal years to the Company's Chief Executive Officer and the four most highly compensated executive officers. The information in the Summary Compensation Table, the Option Grants Table and the Options Exercised Table, and all footnotes to such tables, with respect to option grants and restricted stock awards, takes into consideration the three-for-two stock split which became effective on November 10, 1995 after shareholder approval of an amendment to the Charter to increase the authorized capital for the Common Stock and the Class B Stock.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM COMPENSATION
                                                                             ---------------------------------
                                                                                    AWARDS
                                             ANNUAL COMPENSATION             --------------------    PAYOUTS
                                   ---------------------------------------   RESTRICTED             ----------
                          FISCAL                            OTHER ANNUAL       STOCK       STOCK       LTIP         ALL OTHER
    NAME & POSITION        YEAR     SALARY      BONUS      COMPENSATION(1)   AWARDS(2)    OPTIONS   PAYOUTS(3)   COMPENSATION(4)
------------------------  ------   --------   ----------   ---------------   ----------   -------   ----------   ---------------
Eli Broad, Chairman         1995   $600,000   $1,527,720      $  94,043      $4,200,624   304,884           --      $  36,764
  President and CEO         1994    600,000    1,205,520         79,727       6,168,750   675,000           --         38,481
                            1993    595,833      970,320         78,916       1,781,250    60,000    $ 669,100         44,234
Jay S. Wintrob,             1995    375,000   $  891,170             --      $3,237,500    37,500           --      $  20,342
  Vice Chairman(5)          1994    352,083      703,220             --       1,361,250    33,750           --         20,328
                            1993    270,833      485,160             --       1,187,500    30,000    $ 535,280         19,736
Joseph M. Tumbler,          1995    149,279   $  852,903      $ 134,000      $3,656,250    75,000           --      $   1,250
  Vice Chairman(6)          1994         --           --             --              --        --           --             --
                            1993         --           --             --              --        --           --             --
Gary W. Krat,               1995    250,000   $  924,330             --      $1,369,375    15,000           --      $  10,417
  Senior Vice               1994    250,000      761,841             --              --    18,750           --         22,254
  President(7)              1993    250,000      657,594             --              --    18,750    $ 250,913         15,000
Michael Fowler,             1995    160,000   $2,896,048             --      $  512,500        --           --      $   6,672
  Vice President(8)         1994    160,000    1,553,626             --              --        --           --          6,837
                            1993    160,000      917,830             --              --        --    $ 133,820          7,975

---------------
(1) The amount indicated for Mr. Broad represents the incremental cost to the Company of providing executive medical insurance, group term life insurance, expenses relating to financial planning, expenses relating to certain club memberships, expenses associated with his use of a company car and a $60,000 allowance for certain expenses incurred in connection with Mr. Broad's New York apartment. The amount indicated for Mr. Tumbler represents a one time moving allowance of $100,000 and other costs paid by the Company to cover incidental relocation expenses incurred by Mr. Tumbler when he joined the Company. While other officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

(2) A total of 783,378 shares of restricted stock were awarded in fiscal 1995. As of the end of fiscal 1995, the aggregate restricted stock holdings consisted of 1,258,722 shares worth $52,765,626 at the then current market value (as represented by the closing price of the Company's

    Common Stock on September 30, 1995, as adjusted for the three-for-two stock split referenced above), without giving effect to the diminution of value attributable to the restriction on such stock. Such amount includes $9,973,145 for Mr. Broad (237,909 shares, not including deferred shares described below), $8,051,281 for Mr. Wintrob (192,063 shares), $4,716,000 for Mr. Tumbler (112,500 shares), $4,495,920 for Mr. Krat (107,250 shares) and $628,800 for Mr. Fowler (15,000 shares). The amount reported in the table represents the market value (as represented by the closing price of the Company's Common Stock on date of grant, as adjusted for the three-for-two stock split referenced above) of the shares awarded. Regular dividends are paid on the restricted stock and the deferred shares reported on this column.

    In 1994, under the terms of the Long-Term Performance-Based Incentive Compensation Plan, Mr. Broad was awarded 225,000 deferred shares. An award of deferred shares grants Mr. Broad the right to receive the stock 18 months after he is no longer an executive officer of the Company due generally to his death, disability or normal retirement or if there is a Change of Ownership, as defined in the plan and more specifically below. The deferred shares award is indicated in the chart above, although Mr. Broad will not receive the shares until some time in the future.

    Under the 1995 Performance Stock Plan and the 1988 Employee Stock Plan, the Company may award "super shares" which represent the opportunity to earn additional shares of Common Stock upon the achievement of specified enhanced performance objectives. These enhanced performance objectives exceed the performance objectives required for a lapse of restrictions on the restricted shares otherwise awarded under the plans. During fiscal 1995 Messrs. Tumbler and Wintrob each received a super share award of 56,250 shares, Mr. Krat received a super share award of 26,850 shares and Mr. Fowler received a super share award of 7,500 shares. An award of super shares does not entitle the holder to any rights of ownership and dividends are not paid on these shares. The super share awards are not indicated in the chart above.

(3) Certain key employees participated in a five-year incentive plan which provided for the payment of cash bonuses following the 1993 fiscal year end based on the achievement of high levels of performance by the Company as measured by pre-tax income after return on shareholders equity over the five fiscal years ended September 30, 1993. Participants received 100% of their potential award if employed by the Company through September 30, 1993, 50% if employed through September 30, 1992 and 25% if employed through September 30, 1991.

(4) These amounts represent the Company's contributions to the Company's Profit Sharing and Retirement Plan and its Supplemental Deferred Compensation Plan and the portion of interest earned on certain deferred compensation above 120% of the applicable federal rate.

(5) Mr. Wintrob and the Company have entered into an agreement which becomes effective if there is a "change of control", as described in the agreement, of the Company prior to April 17, 2000. The agreement provides for Mr. Wintrob's continued employment with the Company for five years following such change in control. If Mr. Wintrob's employment is terminated during such five year period by the Company "without cause" or by Mr. Wintrob for "good reason", each as defined in the agreement, Mr. Wintrob's restricted stock and stock options will vest and he will receive severance, based on the remaining term of the agreement, equal to a minimum of one and a maximum of two times his average annual cash compensation earned during the preceding three fiscal years.

(6) Mr. Tumbler joined the Company in May 1995 and therefore there is no compensation information to disclose for fiscal years 1994 and 1993. Mr. Tumbler received a one-time bonus in the amount of $500,000 when he joined the Company which is reflected in the Bonus column. Mr. Tumbler is currently employed under an agreement with the Company which provides that if his employment is terminated by the Company without cause, as defined in his agreement, he will receive a lump-sum payment of $375,000 and monthly payments in the amount of $31,250 per month for up to 24 months.

(7) Mr. Krat is currently employed under an agreement with the Company through fiscal 1997 pursuant to which he is eligible for incentive compensation tied to the pre-tax income of the Company's broker-dealers and sales by the broker-dealers' of the Company's annuity and mutual fund products. Mr. Krat's agreement also provides that if his employment is terminated prior to the agreement's stated termination, under certain circumstances and subject to certain non-compete provisions, he will receive his then current base salary for a period of twelve months.

(8) Mr. Fowler is currently employed under an agreement with the Company pursuant to which he is eligible for incentive compensation tied to the pre-tax profits of the business unit he manages. This portion of Mr. Fowler's incentive compensation for fiscal 1995 is payable 50% on September 30, 1995, 30% on September 30, 1996 and 20% on September 30, 1997 and requires continued employment with the Company through the payout date. The portion of Mr. Fowler's incentive compensation for fiscal 1994 which was tied to the pre-tax profits of the business unit he manages was payable 50% on September 30, 1994, 30% on September 30, 1995 and 20% on September 30, 1996. The portion of Mr. Fowler's incentive compensation for fiscal 1993 which was tied to the pre-tax profits of the business unit he manages was payable 67% on September 30, 1993, 25% on September 30, 1994 and 8% on September 30, 1995.

     The Company's 1988 Employee Stock Plan, pursuant to which stock option grants and restricted stock awards are made to certain key employees, contains a Change of Ownership provision relating to certain stock option grants. The Change of Ownership provision is defined in the plan but generally covers the situation where either (1) the current members of the Board of Directors or other Directors elected by three-quarters of the current members or their respective replacements (excluding certain individuals who took office in connection with an acquisition of 20% or more of the Company's voting securities or in connection with an election contest) cease to represent a majority of the Board or (2) the Board determines that a Change of Ownership has occurred.

     The Long-Term Performance-Based Incentive Plan pursuant to which stock option grants and restricted stock awards are made to the Chief Executive Officer also contains a Change of Ownership provision relating to vesting of restricted stock awards. The Change of Ownership provision is defined in the plan but generally covers the situation where either (1) the current members or the Board of Directors or other Directors nominated by three-quarters of the current members of their respective replacements (excluding certain individuals who took office in connection with an acquisition of 20% or more of the Company's voting securities or in connection with an election contest) to become Board members cease to represent a majority of the Board or (2) a consolidation or merger in which the surviving entity is not the Company or the acquisition of substantially all of the Company's assets, or a dissolution or liquidation of the Company.

     The Company also maintains a non-qualified Executive Deferred Compensation Plan pursuant to which selected key employees defer receipt of a certain amount of pre-tax income, plus a Company matching contribution, received over a seven-year period until retirement, termination or certain other events, including a Change in Control. A Change in Control is defined generally in the plan to include the acquisition by a person or "group" of 25% or more of the Company's voting power, a change in a majority of the then incumbent board unless approved by two-thirds of the incumbent board and the Company ceasing to be publicly owned. No new contributions to the Executive Deferred Compensation Plan may be made, but the Company continues to pay interest on prior contributions.

     The Company has provided financing to pay the amount of taxes due upon the vesting of restricted stock awards. The loans bear interest at the rate of 8% per annum. During fiscal year 1995 the maximum loan outstanding to Gary W. Krat was $288,007, which was repaid during the fiscal year. For the fiscal year ended September 30, 1995, a loan was outstanding to James R. Belardi, Executive Vice President, in the amount of $205,242, which also represents the highest outstanding balance during the fiscal year.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                                  AT
                                       % OF TOTAL                                      ASSUMED ANNUAL RATES OF
                                        OPTIONS        EXERCISE OR                     STOCK PRICE APPRECIATION
                        OPTIONS        GRANTED TO      BASE PRICE                        FOR OPTION TERMS(4)
                       GRANTED(#)     EMPLOYEES IN      PER SHARE      EXPIRATION     --------------------------
       NAME              (1)(2)       FISCAL YEAR       ($/SH)(3)         DATE          5%($)          10%($)
       ----            ----------     ------------     -----------     ----------     ----------     -----------
Eli Broad                 304,884         32.6%          $ 44.92         10/12/05     $8,612,957     $21,826,923
Jay S. Wintrob             37,500          4.0%            36.92          7/28/05        870,705       2,206,536
Joseph M. Tumbler          75,000          8.0%            32.59          5/08/05      1,537,426       3,895,755
Gary W. Krat               15,000          1.6%            36.92          7/28/05        348,282         882,615
Michael Fowler                 --           --                --              N/A            N/A             N/A

---------------

(1) All options granted in 1995, other than to Eli Broad, were awarded under the 1988 Employee Stock Plan and are exercisable in cumulative 20% installments commencing one year from date of grant, with full vesting occurring on the fifth anniversary date. Mr. Broad's stock option grant was awarded under the Long-Term Performance-Based Incentive Plan based on the Company's performance during fiscal year 1995. Pursuant to the terms of the plan, Mr. Broad's options were granted following the 1995 fiscal year end. The options granted to Mr. Broad are exercisable immediately.

(2) Under the terms of the Company's 1988 Employee Stock Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.

(3) All options were granted at market value (average of high and low stock prices for the Company's Common Stock as reported in the Wall Street Journal) at date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(4) Gains are reported net of the option exercise price, but before taxes associated with exercise. THESE AMOUNTS REPRESENT CERTAIN ASSUMED RATES OF APPRECIATION ONLY. ACTUAL GAINS, IF ANY, ON STOCK OPTION EXERCISES ARE DEPENDENT ON THE FUTURE PERFORMANCE OF THE COMMON STOCK, OVERALL STOCK CONDITIONS, AS WELL AS THE OPTIONHOLDERS' CONTINUED EMPLOYMENT THROUGH THE VESTING PERIOD. THE AMOUNTS REFLECTED IN THIS TABLE MAY NOT NECESSARILY BE ACHIEVED.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                       NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                                                      OPTIONS HELD AT FISCAL            IN-THE-MONEY OPTIONS AT
                        SHARES                              YEAR END(#)                  FISCAL YEAR END($)(1)
                       ACQUIRED        VALUE       -----------------------------     -----------------------------
       NAME           ON EXERCISE     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
       ----           -----------     --------     -----------     -------------     -----------     -------------
Eli Broad                   --              --       1,344,234        127,500        $22,316,278      $  3,568,400
Jay S. Wintrob              --              --         242,250        105,000          8,371,950         1,564,440
Joseph M. Tumbler           --              --              --         75,000                 --           700,000
Gary W. Krat                --              --          70,950         62,850          2,194,070         1,155,915
Michael Fowler           3,000        $150,750           3,000          5,250             85,260           163,740

---------------

(1) Represents the difference between the closing price of the Company's Common Stock on September 30, 1995 and the exercise price of the options.

                PERSONNEL, COMPENSATION AND STOCK PLAN COMMITTEE
                REPORT TO SHAREHOLDERS ON EXECUTIVE COMPENSATION

     The report of the Personnel, Compensation and Stock Plan Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Company has long believed that a strong, explicit link should exist between executive compensation and the value delivered to shareholders. This belief has been adhered to by developing incentive pay programs which provide competitive compensation and reflect Company or business unit performance in their payout. Both short-term and long-term incentive compensation are based on direct, explicit links to Company performance and the value received by shareholders.

COMPENSATION PHILOSOPHY

     In designing its compensation programs, the Company follows its belief that compensation should reflect the value created for shareholders while supporting the Company's strategic goals. In doing so, the compensation programs reflect the following themes:

     - Compensation should be meaningfully related to the value created for shareholders.

     - Compensation programs should support the short- and long-term strategic goals and objectives of the Company.

     - Compensation programs should reflect and promote the Company's values, and reward individuals for outstanding contributions to the Company's success.

     - Short- and long-term compensation play a critical role in attracting and retaining well qualified executives.

     - While compensation opportunities should be based on individual contribution, the actual amounts earned by executives in variable compensation programs should be dictated solely by the financial results of the Company or, in certain cases, by the results of the business unit for which the executive is responsible.

PAY MIX AND MEASUREMENTS

     SunAmerica Inc.'s executive compensation is based on three components, each of which is intended to serve the overall compensation philosophy.

     BASE SALARY. Base salary is targeted at the competitive median for competitors in diversified financial services. For the purpose of establishing these levels, the Company compares compensation data of companies that compete in the Company's primary line of business, i.e., annuities, insurance, asset management, and retail brokerage services.

     The Company reviews the competitiveness of its management pay programs periodically. The Company positions its base salary levels near the median of relevant industry levels. Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased at that time based on: 1) the Compensation Committee's agreement that the individual's contribution to the Company has increased; and 2) increases in competitive pay levels.

     In 1995, the Chairman, President and Chief Executive Officer's annual base salary was not increased. In accordance with the Long-Term Performance-Based Incentive Plan for the Chief Executive Officer that shareholders approved in 1993, Mr. Broad's base salary will be held at $600,000 through 1998.

     ANNUAL INCENTIVES. Annual incentives for executives are intended to reflect the Company's belief that management's contribution to shareholder returns (via increased stock price and dividends) comes from maximizing earnings and the quality of those earnings. Accordingly, the Annual Performance Incentive Compensation Plan is funded from a preset portion of the Company's pretax income which exceeds a threshold return on equity. The percentage and threshold are established at the beginning of the fiscal year. Individual awards for senior management are based upon predetermined percentages of the total pool based on the individual's position and the Committee's assessment of such individual's contribution to such position.

     The Company believes that this program provides an excellent link between the value created for shareholders and the incentives paid to executives. Under this plan, executives do not receive any incentives until a specified return on equity is received by shareholders. After that point, additional returns are allocated on a consistent basis to shareholders and the management pool.

     Over the last years, the Company has increased the return on equity threshold allocated to shareholders before the management pool is funded, ensuring an increasing flow of net income to shareholders. In 1995, the threshold return on equity was maintained at 12.5% and the total management incentive pool was held at 8% of pretax income earned in excess of the level required to meet the threshold return on equity. For 1995, Mr. Broad's portion of the pool was unchanged from 1994. At the same time because of substantially increased earnings and a higher return on equity, the total award to Mr. Broad increased 26.7%.

     In addition to the incentive pool described above, certain employees who are engaged in running specific lines of business receive incentive pay which is tied to the business results of such lines of business. Mr. Fowler is entitled to participate in an incentive pool funded by the profits of the business unit he manages, after allowing the Company to achieve what the Compensation Committee deems to be an acceptable rate of return from this business. Mr. Krat is entitled to additional compensation tied to sales of the Company's annuity and mutual fund products sold by the Company's broker-dealers and pretax income of the Company's broker-dealers. The incentive pay to Messrs. Fowler and Krat are a function of the success of the business units each manages and therefore contributes directly to the short- and long-term success and profitability of the Company and hence its value to shareholders.

     LONG-TERM INCENTIVES. Provided through annual grants of stock options and through periodic stock grants to the named executives and others, this component is intended to retain and motivate executives to improve long-term stock market performance. Stock options are granted at the prevailing market value and will only have value if the Company's stock price increases. Generally, grants made vest in equal amounts over five years; executives must be employed by the Company at the time of vesting in order to exercise the options.

     The Compensation Committee determines the number of options to be granted based on the expected value equal to competitive median for the comparative group. If the Company stock price increases faster than for competitors, executive gains can be higher than the competitive median. Outstanding historical performance by an individual is additionally recognized through larger than normal option grants.

     CEO COMPENSATION. The Company's Board of Directors reviewed the Chairman and Chief Executive Officer's compensation as compared to that of chief executive officers of a selected group of diversified financial services companies that compete in the Company's primary line of business, i.e., annuities, insurance, asset management, and retail brokerage services. In light of the Company's significant shareholder returns, which substantially outperformed those of the competing companies and the S&P 500 Index over the prior five year period, and in light of the considerable shareholder returns generated during Mr. Broad's tenure as CEO which dates to the Company's founding, in 1993 the Compensation Committee and the Board proposed to the shareholders for approval a compensation arrangement (the "Incentive Plan") for Mr. Broad that rewards him for the Company continuing to achieve significant gains in shareholder wealth through fiscal year 1998. Awards under the Incentive Plan are contingent upon the Company outperforming the S&P 500 Index. The S&P 500 Index was selected because it reflects the broad choice of stock investment alternatives available to shareholders and because it is independently calculated and widely available. The shareholders, by an independent vote, approved the Incentive Plan for Mr. Broad. The Incentive Plan is in lieu of any other long term incentive programs including grants of stock options and restricted stock awards under the Company's other plans. The ultimate value of the awards will be dependent upon the shareholder returns in that the restricted shares awarded under the Incentive Plan will be subject to a holding period which generally expires on Mr. Broad's death, disability or retirement, thereby being subject to market risk. Further, the options will be valuable to Mr. Broad only if the stock price appreciates after the options are granted. In 1995, Mr. Broad received an award under the Incentive Plan of an option grant of 304,884 shares and 101,628 restricted shares, as adjusted for the three-for-two stock split effective November 10, 1995.

TOTAL COMPENSATION

     In aggregate, 76.4% of the named executives' cash compensation for 1995 is from incentives directly tied to Company performance. The Chairman, President and Chief Executive Officer received 71.8% of his cash compensation from incentives. Due to the long period during which stock options can be exercised under the Incentive Plan and the long holding period before the lapsing of restrictions on stock awards, the potential value of this portion of Mr. Broad's compensation is difficult to quantify. Specifically, the restricted stock is subject to a holding period which will not lapse until Mr. Broad is no longer acting Chairman of the Company. Further the stock options will be exercisable for up to ten years after grant, extending past Mr. Broad's expected retirement date, and have value only if the stock price appreciates after the date of grant.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     A feature of the Omnibus Budget Reconciliation Act of 1993 limits deductibility of certain compensation for the Chief Executive Officer and the additional four highest paid executive officers to $1 million per year, effective for tax years beginning on or after January 1, 1994. The Compensation Committee intends to establish and maintain compensation programs which maximize the creation of long-term shareholder value. Further, the Compensation Committee intends to take the necessary steps to qualify most compensation approaches to ensure deductibility except in those limited cases where the Compensation Committee believes shareholder interests are best served by retaining flexibility of approach.

                                          PERSONNEL, COMPENSATION AND
                                          STOCK PLAN COMMITTEE

November 2, 1995                             Lester Pollack, Chairman
                                             Ronald J. Arnault
                                             Karen Hastie-Williams
                                             David O. Maxwell

                         STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the 1934 Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares cumulative total return* of SunAmerica Inc., the S&P 500 Index and the S&P Financial Index. The Company believes that this information demonstrates that the compensation earned by its executive officers compares very favorably to the Company's shareholder value and specifically that the Company outperformed the S&P 500 Index and the S&P Financial Index during the 1995 fiscal year.

                    SUNAMERICA INC. STOCK PRICE PERFORMANCE




                          [PERFORMANCE GRAPH LOGO]







     *Total Return assumes $100 invested on September 30, 1990 in SunAmerica Inc., S&P 500 Index and S&P Financial Index, including reinvestment of dividends.

                              FINANCIAL STATEMENTS

     The Company's audited consolidated financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the fiscal year ended September 30, 1995, are included on pages 21 through 47 of the Company's 1995 Annual Report to Shareholders, which was previously mailed to all stockholders of record. Additional copies of the Annual Report are available without charge upon request. The financial statements, the report of independent accountants thereon, selected financial data and management's discussion and analysis of financial condition and results of operations included in the Annual Report are incorporated herein by reference.

                            INDEPENDENT ACCOUNTANTS

     The firm of Price Waterhouse LLP served as the Company's independent accountants for 1995 and advised the Board with respect to the Company's ability to use the "pooling of interests" method of accounting for a future business combination in which Common Stock is to be used as consideration, if the Class B Conversion Commitment is consummated. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of this firm are expected to be present at the annual meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders.

                                 OTHER MATTERS

     The Board of Directors knows of no business other than that described herein that will be presented for consideration at the annual meeting. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of Proxy intend to vote the shares represented by said Proxies on such matters in accordance with their judgment in the best interest of the Company.

                SHAREHOLDERS' PROPOSALS FOR 1995 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Company's 1997 Annual Meeting of Shareholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than August 23, 1996.

                          METHOD OF PROXY SOLICITATION

     The entire cost of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy Statement, the Proxy itself, and the cost of soliciting Proxies relating to the meeting, other than the cost of any solicitation relating to the Share Exchange Proposal or the Amendment Proposal, will be borne by the Company. The cost of any solicitation relating to the Share Exchange Proposal or the Amendment Proposal will be borne by the Stanford Ranch Stockholders. In addition to use of the mails, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, telegraph, or personal solicitation, and no additional compensation will be paid to such individuals. The Company will use the services of Morrow & Co., Inc., a professional soliciting organization, to assist in obtaining in person or by proxy the largest number of Shareholder vote as is possible. The Company estimates its expenses for solicitation services will not exceed $25,000. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

                                          SUNAMERICA INC.

                                                                      APPENDIX A

                            SHARE EXCHANGE AGREEMENT

                                  DATED AS OF

                                JANUARY 12, 1996

                                     AMONG

                                SUNAMERICA INC.

                              STANFORD RANCH, INC.

                                      AND

               THE STOCKHOLDERS OF STANFORD RANCH, INC. LISTED ON
                     THE SIGNATURE PAGES OF THIS AGREEMENT

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
                                    ARTICLE I
                                   DEFINITIONS
Section 1.1    Definitions.............................................................  A-2
                                   ARTICLE II
                               EXCHANGE OF SHARES
Section 2.1    Exchange of Shares......................................................  A-6
Section 2.2    Closing.................................................................  A-6
Section 2.3    Estimated Closing Liabilities; Cash Retention by the Company............  A-7
Section 2.4    FIRPTA Withholding......................................................  A-8
                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                        AND MR. ELI BROAD AS TO THE COMPANY
Section 3.1    Corporate Existence and Power...........................................  A-8
Section 3.2    Corporate Authorization.................................................  A-8
Section 3.3    Governmental Authorization..............................................  A-8
Section 3.4    Non-Contravention.......................................................  A-8
Section 3.5    Capitalization..........................................................  A-8
Section 3.6    Subsidiaries............................................................  A-9
Section 3.7    Financial Statements....................................................  A-9
Section 3.8    Absence of Certain Changes..............................................  A-9
Section 3.9    No Undisclosed Material Liabilities; No Partnership Liabilities.........  A-10
Section 3.10   Material Contracts......................................................  A-10
Section 3.11   Litigation..............................................................  A-11
Section 3.12   Compliance with Laws and Court Orders...................................  A-11
Section 3.13   Assets..................................................................  A-11
Section 3.14   Finders' Fees...........................................................  A-11
Section 3.15   Environmental Matters...................................................  A-12
Section 3.16   Employees...............................................................  A-12
                                  ARTICLE IV
                          REPRESENTATIONS AND WARRANTIES
                      OF THE STOCKHOLDERS AS TO THEMSELVES
Section 4.1    Capacity................................................................  A-13
Section 4.2    Title...................................................................  A-13
Section 4.3    Valid Agreement.........................................................  A-13
Section 4.4    Litigation..............................................................  A-13
Section 4.5    Trust Constitution and Power............................................  A-13
Section 4.6    Governmental Authorization; Consents....................................  A-13

                                                                                         PAGE
                                                                                         ----
Section 4.7    Non-Contravention.......................................................  A-13
Section 4.8    Acquisition for Investment; Informed Decision...........................  A-14
                                      ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF SUNAMERICA
Section 5.1    Corporate Existence and Power...........................................  A-14
Section 5.2    Corporate Authorization.................................................  A-14
Section 5.3    Governmental Authorization..............................................  A-14
Section 5.4    Non-Contravention.......................................................  A-14
Section 5.5    Capitalization..........................................................  A-15
Section 5.6    Reports and Financial Statements........................................  A-15
Section 5.7    Litigation..............................................................  A-15
Section 5.8    Finders' Fees...........................................................  A-15
                                     ARTICLE VI
                    COVENANTS OF THE COMPANY AND THE STOCKHOLDERS
Section 6.1    Conduct of Company......................................................  A-16
Section 6.2    SunAmerica Class B Shares...............................................  A-17
Section 6.3    Access to Information...................................................  A-18
                                     ARTICLE VII
                          ADDITIONAL COVENANTS OF THE PARTIES
Section 7.1    Best Efforts............................................................  A-18
Section 7.2    SunAmerica Annual Stockholder Meeting; Proxy Material...................  A-18
Section 7.3    Certain Filings.........................................................  A-19
Section 7.4    Public Announcements....................................................  A-19
Section 7.5    Notices of Certain Events...............................................  A-19
                                     ARTICLE VIII
                           TAX REPRESENTATIONS AND COVENANTS
Section 8.1    Tax Definitions.........................................................  A-19
Section 8.2    Tax Representations of the Company and the Stockholders.................  A-20
Section 8.3    Tax Representations by SunAmerica.......................................  A-21
Section 8.4    Tax Covenants by the Company and the Stockholders.......................  A-21
Section 8.5    Tax Covenants by SunAmerica.............................................  A-22
Section 8.6    Transfer Taxes and Similar Taxes........................................  A-22
Section 8.7    Cooperation on Tax Matters..............................................  A-22
Section 8.8    Subsidiaries............................................................  A-22

                                                                                         PAGE
                                                                                         ----
                                      ARTICLE IX
                                 CONDITIONS TO CLOSING
Section 9.1    Conditions to Obligations of SunAmerica and the Stockholders............  A-23
Section 9.2    Conditions to Obligation of SunAmerica..................................  A-23
Section 9.3    Conditions to Obligations of Stockholders...............................  A-25
                                      ARTICLE X
                               SURVIVAL; INDEMNIFICATION
Section 10.1   Survival................................................................  A-25
Section 10.2   Indemnification.........................................................  A-25
Section 10.3   Procedures..............................................................  A-28
                                      ARTICLE XI
                                     TERMINATION
Section 11.1   Grounds for Termination.................................................  A-28
Section 11.2   Effect of Termination...................................................  A-29
                                      ARTICLE XII
                                     MISCELLANEOUS
Section 12.1   Notices.................................................................  A-30
Section 12.2   Amendments and Waivers..................................................  A-31
Section 12.3   Expenses................................................................  A-31
Section 12.4   Successors and Assigns..................................................  A-31
Section 12.5   Governing Law...........................................................  A-31
Section 12.6   Jurisdiction............................................................  A-31
Section 12.7   Counterparts; Third Party Beneficiaries.................................  A-31
Section 12.8   Entire Agreement........................................................  A-32
Annex 1        Text of Amendment to Charter of SunAmerica

                            SHARE EXCHANGE AGREEMENT

     AGREEMENT dated as of January 12, 1996 among SunAmerica Inc., a Maryland corporation ("SUNAMERICA"), Stanford Ranch, Inc., a Delaware corporation (the "Company"), and the Stockholders of the Company listed on the signature pages of this Agreement (each a "STOCKHOLDER" and collectively, the "STOCKHOLDERS").

     WHEREAS, each Stockholder is the owner of the number of shares of common stock, par value $0.10 per share, of the Company ("COMPANY COMMON SHARES") set forth next to the name of such Stockholder on the signature pages of this Agreement, such shares representing in the aggregate all of the issued and outstanding Company Common Shares;

     WHEREAS, Stanford Ranch, Inc., a California corporation ("STANFORD CALIFORNIA"), a wholly-owned subsidiary of the Company, is the owner of 2,902,500 shares of the Nontransferable Class B Stock, par value $1.00 per share, of SunAmerica (the "SUNAMERICA CLASS B SHARES");

     WHEREAS, the Company is currently the direct and indirect owner of certain other assets and has certain other direct and indirect liabilities and obligations and has agreed pursuant to this Agreement:

          (i) either to sell (or to cause the sale of) such other assets to a newly-formed company to be established by the Stockholders ("NEWCO") or one or more third parties and/or to distribute such other assets as a dividend to the Stockholders, in each case without recourse to or indemnity from the Company or any of its Subsidiaries, so that as of the Closing (as defined herein) the Company will have no direct or indirect assets other than the SunAmerica Class B Shares and cash and cash equivalents; and

          (ii) either (a) to settle (or to cause the settlement of) such other liabilities and obligations, (b) to cause such other liabilities and obligations to be assumed by Newco, one or more third parties and/or the Stockholders so that the Company and its Subsidiaries will be released from and will have no direct or indirect liability with respect to such liabilities and obligations except for certain liabilities in respect of which the Stockholders make deposits of the Agreed Escrow Amounts (as defined herein) into the Escrow Account (as defined herein) in accordance with Section 6.1(b), (c) to provide for the Company to retain cash or cash equivalents sufficient to settle the Closing Liabilities (as defined herein), in accordance with the provisions of this Agreement or (d) to cause the Stockholders to assume as of the Closing all liabilities and obligations of the Company and its Subsidiaries (including any Closing Liabilities) to the extent they exceed the cash or cash equivalents retained by the Company as of the Closing;

     WHEREAS, the Stockholders have agreed to certain indemnity obligations as provided herein;

     WHEREAS, the Company has agreed prior to the Closing to redeem all of its outstanding shares of preferred stock, par value $1.00 per share ("COMPANY PREFERRED SHARES");

     WHEREAS, the Stockholders and SunAmerica desire to effect an exchange (the "EXCHANGE") of the Company Common Shares for shares of common stock, par value $1.00 per share, of SunAmerica (the "SUNAMERICA COMMON SHARES"), on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Exchange shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

     WHEREAS, the obligation of the Stockholders to consummate the Exchange is subject to the approval by the stockholders of SunAmerica of the amendment to the SunAmerica Charter set forth in Annex 1 (the "AMENDMENT"), such Amendment to take effect only if the Exchange is consummated;

     WHEREAS, the obligation of SunAmerica to consummate the Exchange is subject to the commitment by Mr. Eli Broad to convert or cause the conversion of a sufficient number of SunAmerica Class B Shares such that at or prior to the Closing Date the aggregate votes entitled to be cast by the SunAmerica Class B Shares as a class shall be less than 50% of the aggregate votes entitled to be cast by the SunAmerica Class B Shares, the SunAmerica Common Shares and the shares of Adjustable Rate Cumulative Preferred Stock, Series C, no par value, of SunAmerica ("SUNAMERICA CLASS C PREFERRED SHARES"), voting together as a single class (the "CLASS B CONVERSION COMMITMENT"); and

     WHEREAS, the Board of Directors of SunAmerica (the "BOARD OF DIRECTORS") has approved this Agreement and the Amendment, subject to the approval thereof by the stockholders of SunAmerica in accordance with this Agreement, the requirements of the New York Stock Exchange ("NYSE") and the requirements of Maryland law.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.1 Definitions. (a) The following terms, as used herein, have the following meanings:

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; PROVIDED that for purposes of this Agreement, unless express provision is made to the contrary, (i) neither the Company nor any of its Subsidiaries nor any Stockholder shall be considered an Affiliate of SunAmerica and (ii) neither SunAmerica nor any of its Subsidiaries shall be considered an Affiliate of the Company.

     "AGREED ESCROW AMOUNTS" means any amounts other than the Disputed Amount deposited by the Stockholders into the Escrow Account pursuant to Sections 6.1(b)(1)(i) and 6.1(b)(3).

     "BALANCE SHEET" means the consolidated balance sheet of the Company and its Subsidiaries as of November 30, 1994.

     "BALANCE SHEET DATE" means November 30, 1994.

     "BENEFIT ARRANGEMENTS" means all life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, retirement benefits, tuition refund, service award, company car, scholarship, relocation, fringe benefit, contracts, collective bargaining agreements, workers' compensation, individual employment, consultancy or severance contracts and other policies (whether written or oral) or practices of providing employee or executive compensation or benefits to employees which in any such case is or was maintained, administered or contributed to by the Company or its Subsidiaries or in which the Company or its Subsidiaries participates or participated and which provides benefits to current or former employees of the Company or its Subsidiaries, other than Employee Benefit Plans.

     "CLOSING DATE" means the date of the Closing.

     "CREDIT AGREEMENT" means the Sixth Amended and Restated Credit Agreement dated as of October 15, 1990 between the Company and Bank of America NT&SA, as such agreement has been subsequently amended.

     "DETERMINATION DATE" means a date mutually agreed by the Company and SunAmerica that is at least 15 days prior to the Closing Date.

     "DETERMINATION PROCEDURE" means, with respect to any liability or obligation of the Company or its Subsidiaries, a procedure whereby representatives of SunAmerica, on the one hand, and the Company and the Stockholders, on the other hand, negotiate in an effort to reach agreement as to the reasonably likely amount of such liability or obligation as of the Determination Date (the "DETERMINED AMOUNT"); provided that if such agreement is not reached with respect to any liability or obligation at least 15 days prior to the Determination Date, then the parties shall promptly (and in any event no later than the Determination Date) meet with a consultant or consultants selected by SunAmerica and reasonably acceptable to the Company and shall present their respective views as to the amount of such liability or obligation. Such consultant or consultants shall promptly (and in any event no later than the date 10 days after the Determination Date) establish the Determined Amount, which determination shall be binding on the parties for purposes of this Agreement. The fees and expenses of such consultant or consultants in connection therewith shall be paid by the Stockholders.

     "EMPLOYEE BENEFIT PLANS" means each and all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), which is or was maintained, administered or contributed to by the Company or its Subsidiaries or in which the Company or its Subsidiaries participate or participated and which provides benefits to current or former employees of the Company or its Subsidiaries, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA, including postretirement medical and life insurance plans and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA ("PENSION PLANS").

     "EMPLOYMENT LIABILITIES" means any and all liabilities of or relating to the Company or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, liquidated or unliquidated, material or immaterial, disputed or undisputed, legal or equitable, secured or unsecured, in respect of any individuals who may be considered under federal, state or local law to be, or to have been, employees, including without limitation liabilities which (i) arise under or relate to the Employee Benefit Plans, the Benefit Arrangements, ERISA, the Code, the Worker Adjustment and Retraining Notification Act or other employment related claims or litigation and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

     "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

     "ENVIRONMENTAL LIABILITIES" means any and all liabilities of or relating to the Company or its Subsidiaries (including any entity which is, in whole or in part, a predecessor of the Company or its Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, liquidated or unliquidated, material or immaterial, disputed or undisputed, legal or equitable, secured or unsecured, which (i) arise under or relate to matters covered by Environmental Laws (including without limitation any matters disclosed or required to be disclosed in Schedule 3.15 hereto) and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

     "HAZARDOUS SUBSTANCES" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance qualifying as a "hazardous substance" or "hazardous waste" or otherwise regulated or subject to regulation under any Environmental Law.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, community property right or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "MATERIAL ADVERSE EFFECT" means an effect that would (i) adversely affect in any respect the title to the SunAmerica Class B Shares held by Stanford California (other than Liens that will be released at or prior to the Closing) or the rights of Stanford California with respect to such SunAmerica Class B Shares (other than changes in such rights that are applicable to SunAmerica Class B Shares, as a class), (ii) result in the Company and its Subsidiaries having, as of or after the Closing (and following the completion of the Asset and Liability Transfer), any Prior Business Liabilities that would result or could reasonably be expected to result in any liability that is material to the Company and its Subsidiaries, taken as a whole, other than Prior Business Liabilities as to which the Company has retained as of the Closing cash or cash equivalents sufficient to discharge such Prior Business Liabilities or as to which amounts sufficient to discharge any additional Prior Business Liabilities have been deposited in an Escrow Account, in each case in accordance with the provisions of this Agreement or (iii) adversely affect or delay in any material respect the consummation of the transactions contemplated by this Agreement.

     "1934 ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "PERSON" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "PRIOR BUSINESS LIABILITIES" means any and all obligations and liabilities (Tax or otherwise), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, liquidated or unliquidated, material or immaterial, disputed or undisputed, legal or equitable, secured or unsecured, arising at any time (whether before or after the Closing) from or in connection with the acts or omissions of, or states of fact relating to, the Company or any past or present Subsidiary of the Company, or their respective past or present employees or agents, which acts or omissions occurred, or states of fact existed, at or prior to the Closing Date, including without limitation (i) any

Environmental Liabilities and any and all Damages of SunAmerica and each of its Affiliates (including without limitation reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and other agents and representatives of SunAmerica) arising out of, in respect of or in connection with such Environmental Liabilities, (ii) any Employment Liabilities and any and all Damages of SunAmerica and each of its Affiliates (including without limitation reasonable expenses of investigation by agents and representatives of SunAmerica) arising out of, in respect of or in connection with such Employment Liabilities, and (iii) any business activities, operations, properties, agreements, arrangements or interests conducted, owned or held by the Company, or any past and present Subsidiary of the Company (including any such items formerly conducted, owned or held by any such entity) or to which any such entity was a party or by which it was bound as of the Closing or at any time prior thereto. For the avoidance of doubt, "Prior Business Liabilities" include all estimated Tax liabilities of the Company and its Subsidiaries (including without limitation any Tax liabilities likely to result from the Asset and Liability Transfer or from any of the other transactions contemplated hereby).

     "PRO RATA SHARE" means with respect to any Stockholder, the ratio determined by dividing the number of Company Common Shares owned by such Stockholder as of the Closing by the number of Company Common Shares owned by all Stockholders as of the Closing.

     "REGULATED ENVIRONMENTAL ACTIVITY" means any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

     "RELEASE" means any discharge, emission or release, including a Release as defined in CERCLA at 42 U.S.C. sec.9601(22). The term "RELEASED" has a corresponding meaning.

     "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                                                  SECTION
----                                                                                  -------
Acquiror............................................................................     6.1
Asset and Liability Transfer........................................................     6.1
Closing.............................................................................     2.2
Closing Balance Sheet...............................................................     2.3
Closing Liabilities.................................................................     2.3
Company Securities..................................................................     3.5
Damages.............................................................................    10.2
Disputed Amount.....................................................................     2.3
Escrow Account......................................................................     2.2
Escrow Agreement....................................................................     2.2
Indemnified Party...................................................................    10.2
Indemnifying Party..................................................................    10.2
Pre-Closing Tax Period..............................................................     8.1
Returns.............................................................................     8.2
SEC.................................................................................     5.6
Stockholder Indemnitee..............................................................    10.2
SunAmerica Indemnitee...............................................................    10.2
SunAmerica Preferred Shares.........................................................     5.5
SunAmerica Proxy Statement..........................................................     7.2
SunAmerica SEC Reports..............................................................     5.6
Subsidiary Securities...............................................................     3.6
Tax.................................................................................     8.1
Tax Asset...........................................................................     8.1
Taxing Authority....................................................................     8.1
Tax Indemnification Period..........................................................     8.1
Tax Sharing Agreements..............................................................     8.1

                                   ARTICLE II

                               EXCHANGE OF SHARES

     Section 2.1 Exchange of Shares. Upon the terms and subject to the conditions of this Agreement, each Stockholder agrees to exchange the Company Common Shares owned by it for the number of SunAmerica Common Shares set forth opposite such Stockholder's name on the signature page of this Agreement.

     Section 2.2 Closing. The closing (the "CLOSING") of the Exchange shall take place at the offices of SunAmerica, 1 SunAmerica Center, Los Angeles, California, as soon as possible, but in no event sooner than five business days nor later than 10 business days, after satisfaction of the conditions set forth in Article IX, or at such other time or place as SunAmerica and the Stockholders may agree. At the Closing:

     (a) Each Stockholder shall deliver to SunAmerica certificates for the Company Common Shares being exchanged by such Stockholder duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

     (b) SunAmerica shall deliver to each Stockholder appropriately legended certificates for the number of SunAmerica Common Shares contemplated by Section 2.1.

     (c) The Stockholders shall establish an escrow account (the "ESCROW ACCOUNT") pursuant to an escrow agreement in form and substance reasonably satisfactory to the Stockholders and SunAmerica (the "ESCROW AGREEMENT"), and shall deliver into the Escrow Account the amount in cash equal to the sum of the Agreed Escrow Amounts and the Disputed Amount (if any).

     Section 2.3  Estimated Closing Liabilities; Cash Retention by the
Company. (a) No later than 45 days prior to the Closing Date, the Company will cause to be prepared and delivered to SunAmerica a projected consolidated balance sheet for the Company and its Subsidiaries as of the estimated Closing Date (the "CLOSING BALANCE SHEET"), together with the Company's good faith estimate, as of the Closing, of all Prior Business Liabilities of the Company required by generally accepted accounting principles to be reflected on the consolidated balance sheet of the Company or quantified in a footnote thereto that will not have been discharged or transferred on or prior to the Closing Date to, and assumed by, Newco, one or more third parties and/or the Stockholders, on a basis such that the Company shall be released from all liabilities with respect thereto other than the liabilities in respect of which the Stockholders make deposits into the Escrow Account of cash in the amount equal to the Agreed Escrow Amounts, all in accordance with Section 6.1 (the "CLOSING LIABILITIES"). The estimated Closing Liabilities shall be itemized in reasonable detail and accompanied by appropriate supporting calculations.

     (b) If SunAmerica disagrees with the Company's estimate of the Closing Liabilities delivered pursuant to Section 2.3(a), SunAmerica may, within 30 days after delivery of the documents referred to in Section 2.3(a), deliver a notice to the Company disagreeing with such estimate and setting forth SunAmerica's calculation of the Closing Liabilities. SunAmerica shall have the right to retain Price Waterhouse L.L.P. or other internationally recognized independent accounting firm satisfactory to SunAmerica to assist SunAmerica in its review of the Closing Balance Sheet and the Closing Liabilities, including the Company's estimate thereof. If SunAmerica delivers a notice of disagreement, SunAmerica and the Company shall use their best efforts to reach agreement on the disputed items or amounts in order to determine the estimated Closing Liabilities as promptly as possible. In the event the Company and SunAmerica are unable to agree upon the estimated Closing Liabilities, the Stockholders shall have the right to complete the transactions contemplated by this Agreement by causing the Company to retain an amount of cash equal to the Company's good faith estimate of the Closing Liabilities and by the Stockholders depositing into the Escrow Account an amount of cash equal to any such disputed liabilities (the "DISPUTED AMOUNT"); provided that if the Disputed Amount is greater than $1 million SunAmerica shall not be obligated to permit use of the procedure contemplated by this sentence unless the use thereof shall have been approved in writing by SunAmerica, such approval not to be unreasonably withheld.

     (c) Subject to Section 2.3(b), the Company agrees that as of the Closing, it shall retain (and the Stockholders agree to cause the Company to retain), an amount of cash and cash equivalents sufficient to satisfy such estimated Closing Liabilities in full. It is understood and agreed that the estimates contemplated by this Section are being made solely for the purpose of determining the amount of cash and cash equivalents required to be retained by the Company as of the Closing, and shall not affect in any way the indemnity obligations set forth in this Agreement.

     (d) The parties agree that they will cooperate and assist in the preparation of the Closing Balance Sheet and the estimate of the Closing Liabilities and in the conduct of the reviews referred to in this Section, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

     Section 2.4 FIRPTA Withholding. Unless SunAmerica shall have received from each of the Stockholders certification signed by such Stockholder to the effect that such Stockholder is not a "foreign person" as defined in Section 1445 of the Code, SunAmerica shall withhold and remit to the Internal Revenue Service the amount required by Section 1445 of the Code to be withheld with respect to such Stockholder.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                      AND MR. ELI BROAD AS TO THE COMPANY

     Each of the Company and Mr. Eli Broad represents and warrants to SunAmerica that:

     Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary. The Company has heretofore delivered to SunAmerica true and complete copies of its certificate of incorporation and bylaws as currently in effect.

     Section 3.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company.

     Section 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than compliance with the applicable requirements under the HSR Act or any other applicable requirements in connection with the Asset and Liability Transfer.

     Section 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement do not and will not (a) violate the certificate of incorporation or bylaws of each of the Company and its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.3 and 4.6, violate in any material respect any applicable law, rule, regulation, judgment, injunction, order or decree, (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any material agreement or other instrument binding upon the Company or any of its Subsidiaries or any material license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on the SunAmerica Class B Shares held by the Company or any of its Subsidiaries.

     Section 3.5 Capitalization. The authorized capital stock of the Company consists of (i) 20,000 Company Preferred Shares of which 9,900 shares are outstanding as of the date of this Agreement, and (ii) 2,000 Company Common Shares, of which 100 shares are outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company has been issued in violation of, or is subject to, any preemptive or subscription rights. Except as set forth in the first sentence of this Section, there are no outstanding (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (c) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.5(a), 3.5(b) and 3.5(c) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities, except the obligation of the Company pursuant to this Agreement to redeem prior to the Closing Date all the Company Preferred Shares outstanding as of the date of this Agreement.

     Section 3.6 Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and as it has in the past been conducted, in each case except as would not have a Material Adverse Effect, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify would not have a material adverse effect on the consummation of the Asset and Liability Transfer. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified on
Schedule 3.6.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any Liens or other restrictions pursuant to the Credit Agreement, which will be released on or prior to the Closing Date). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of its Subsidiaries (the items in clauses 3.6(b)(i) and 3.6(b)(ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     Section 3.7 Financial Statements. The Company has delivered to SunAmerica copies of the regularly-prepared consolidated balance sheet of the Company and its Subsidiaries as of November 30, 1994 and the related regularly-prepared consolidated statements of income and changes in retained earnings for each of the years ended November 30, 1994 and 1993. Such financial statements present fairly the financial position of the Company and its Subsidiaries as of the dates thereof and their results of operations and changes in retained earnings for the periods then ended, in each case prepared on a tax basis.

     Section 3.8 Absence of Certain Changes. Since the Balance Sheet Date, except as contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

     (b) except as disclosed in Schedule 3.8(b) or as contemplated by this Agreement, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

     (c) except as disclosed in Schedule 3.8(c) or as contemplated by this Agreement, any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money or any creation or assumption by the Company or any of its Subsidiaries of any Lien on any assets retained by the Company or its Subsidiaries as of the Closing;

     (d) any making of any loan, advance or capital contribution to or investment in any Person which may impose any commitment or obligation on the Company or any of its Subsidiaries after the Closing; or

     (e) except as contemplated by this Agreement, any material transaction or commitment made, or any material contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) outside the ordinary course of business.

     Section 3.9 No Undisclosed Material Liabilities; No Partnership Liabilities. (a) As of the Closing, except for the Closing Liabilities and the liabilities in respect of which the Stockholders make deposits into the Escrow Account of cash, to the best knowledge of the Company, neither the Company nor any of its Subsidiaries will have material liabilities of any kind whatsoever, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, liquidated or unliquidated, disputed or undisputed, legal or equitable, secured or unsecured, and to the best knowledge of the Company there will be no existing condition, situation or set of circumstances which could reasonably be expected to result in such a material liability that would not be covered by any amounts deposited in the Escrow Account.

     (b) As of the Closing, neither the Company nor any of its Subsidiaries will have any liability or obligation in respect of any indebtedness incurred by any partnership in which the Company or any of its Subsidiaries is a partner.

     Section 3.10 Material Contracts. (a) Except as disclosed in Schedule 3.10, neither the Company nor any of its Subsidiaries is a party to or bound by:

          (i) any lease (whether of real or personal property), other than leases which in the aggregate provide for annual payments of less than $100,000;

          (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that will continue in effect after the Closing other than such agreements which in the aggregate provide for payments of less than $100,000;

          (iii) any sales, distribution or other similar agreements providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that will continue in effect after the Closing involving payments in the aggregate in excess of $25,000;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

          (vii) any license, franchise or similar agreement other than licenses, franchises or agreements which in the aggregate provide for payments of less than $100,000;

          (viii) any agency, dealer, sales representative, marketing or other similar agreements that will continue in effect after the Closing involving payments in excess of $25,000;

          (ix) any agreement that limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any of its Subsidiaries after the Closing Date;

          (x) any material agreement with (A) any Stockholder or any of its Affiliates, (B) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or (C) any director or officer of the Company or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer; or

          (xi) any other material agreement, commitment, arrangement or plan involving the Company or any of its Subsidiaries that will continue after the Closing.

     (b) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company or any Stockholder, any other party to any agreement, contract, plan, lease, license, franchise, permit or other authorization, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, license, franchise, permit or other authorization, arrangement or commitment.

     Section 3.11 Litigation. Except as disclosed on Schedule 3.11, there is no action, suit, investigation or proceeding pending by or against or, to the knowledge of the Company or any Stockholder, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties (whether now or previously owned) before any court or arbitrator or any governmental body, agency or official, which could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     Section 3.12 Compliance with Laws and Court Orders. Neither the Company nor any of its Subsidiaries is in violation in any material respect of, and has not since January 1, 1993 violated in any material respect, any applicable law, rule, regulation, judgment, injunction, order or decree.

     Section 3.13 Assets. Stanford California has good title to 2,902,500 SunAmerica Class B Shares free and clear of all Liens (other than the Lien created pursuant to the Credit Agreement, which the Company and the Stockholders will cause to be released at or prior to the Closing Date). As of the Closing, neither the Company nor any of its Subsidiaries will own any assets other than
(a) SunAmerica Class B Shares, and (b) cash and cash equivalents.

     Section 3.14 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Stockholder who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement other than such fees or commissions that are paid prior to the Closing in connection with the Asset and Liability Transfer.

     Section 3.15  Environmental Matters.  (a) Except as disclosed on Schedule
3.15,

          (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued which remains pending, no complaint has been filed which remains pending, no penalty has been assessed which has not been paid and no investigation or review is pending, or to the Company's or any Stockholder's knowledge, threatened by any governmental entity or other Person with respect to any (A) alleged material violation by the Company or any of its Subsidiaries of any Environmental Law or material liability thereunder, (B) alleged failure by the Company or any of its Subsidiaries to have any material permit, certificate, license, approval, registration or authorization required under any Environmental Law in connection with the conduct of its business,
     (C) Regulated Environmental Activity or (D) Release of Hazardous Substances, and which in the case of 3.15(a)(i)(C) or 3.15(a)(i)(D) have had or may reasonably be expected to have a Material Adverse Effect;

          (ii) no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or underground storage tank (active or abandoned) is or has been present at any property now or previously owned, leased or operated by the Company or any of its Subsidiaries which have had or may reasonably be expected to have a Material Adverse Effect; and

          (iii) there are no Environmental Liabilities that have had or may reasonably be expected to have a Material Adverse Effect.

     (b) Within the five years prior to the date hereof, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company or any Stockholder has knowledge, and which involved any potential material liability to the Company or any of its Subsidiaries, in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries which has not been delivered to SunAmerica prior to the date hereof.

     (c) Neither the Company nor any of its Subsidiaries does own or lease or has owned or leased any property, or conducts or has conducted any operations in New Jersey or Connecticut.

     (d) For purposes of this Section, the terms "COMPANY" and "SUBSIDIARY" shall include any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

     Section 3.16 Employees. Schedule 3.16 sets forth a list of all Employee Benefit Plans and Benefit Arrangements. Except as set forth on Schedule 3.16, no employee of the Company or any of its Subsidiaries will be entitled to any retirement, severance or similar benefit from the Company or any of its Subsidiaries after the Closing or will become entitled to any such benefit from the Company or any of its Subsidiaries after the Closing as a result of the transactions contemplated by this Agreement. No Employee Benefit Plan is subject to Title IV of ERISA and neither the Company nor any of its Subsidiaries has incurred any liability under Title IV of ERISA (whether direct, indirect, actual or contingent).

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                      OF THE STOCKHOLDERS AS TO THEMSELVES

     Each Stockholder hereby represents and warrants to SunAmerica, as to such Stockholder and no other Stockholder, that:

     Section 4.1 Capacity. Such Stockholder is either an individual or a trust.

     Section 4.2 Title. Such Stockholder is the record and beneficial owner of, and has full right, title and interest in and to, the Company Common Shares listed on the signature pages hereof adjacent to such Stockholder's name, free and clear of any Lien (other than the Lien created pursuant to the Credit Agreement, which the Company and the Stockholders will cause to be released at or prior to the Closing Date). Such Company Common Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such Company Common Shares. At the Closing, such Stockholder will transfer and deliver to SunAmerica valid title to, and all of such Stockholder's right, title and interest in and to, such Company Common Shares free and clear of any Lien or any claim in respect of such shares, including under any applicable community property law.

     Section 4.3 Valid Agreement. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder.

     Section 4.4 Litigation. There is no action, suit or proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or such Stockholder's properties before any court, arbitrator or governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     Section 4.5  Trust Constitution and Power.  If such Stockholder is a trust,
(a) such Stockholder has heretofore delivered to SunAmerica a true and complete copy of such Stockholder's trust agreement or other constitution document as currently in effect, and (b) the execution, delivery and performance by such Stockholder of this Agreement, and the consummation by such Stockholder of the transaction contemplated hereby are within such Stockholder's powers and have been duly authorized by all necessary action of such Stockholder's trustees or other relevant parties.

     Section 4.6 Governmental Authorization; Consents. (a) The execution, delivery and performance by such Stockholder of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority except in connection with the applicable requirements under HSR Act.

     (b) No consent, approval, waiver or other action by any Person (other than any governmental body, agency, official or authority referred to in Section 4.6(a) above) under any contract, agreement, indenture, lease, instrument or other document to which such Stockholder is a party or by which such Stockholder is bound is required for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by the Stockholder of the transactions contemplated hereby.

     Section 4.7 Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement do not and will not (a) if such Stockholder is a trust, contravene or conflict with the trust agreement or other constitution document, as applicable, of such Stockholder,

(b) assuming compliance with the matters referred to in Section 4.6(a), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to such Stockholder, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Stockholder under any material agreement, contract or other instrument binding upon such Stockholder or under any material license, franchise, permit or other similar authorization held by such Stockholder, or
(d) result in the creation or imposition of any Lien on the Company Common Shares held by such Stockholder.

     Section 4.8 Acquisition for Investment; Informed Decision. Such Stockholder is acquiring the SunAmerica Common Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Stockholder has sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its acquisition of the SunAmerica Common Shares in accordance with this Agreement, and of its decision to enter into and perform this Agreement. Such Stockholder has been given an opportunity to ask questions and receive answers from the Company and SunAmerica concerning the business and financial condition of the Company and SunAmerica, concerning the terms and conditions of this Agreement, and concerning such other matters that such Stockholder deemed relevant in connection with its decision to enter into this Agreement. In particular, such Stockholder acknowledges that (a) such Stockholder's rights under this Agreement may not be assigned without SunAmerica's written consent, and (b) such Stockholder has indemnity obligations for an indefinite period of time following the Closing to SunAmerica and certain other parties as set forth in Articles VIII and X.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF SUNAMERICA

     SunAmerica represents and warrants to each Stockholder that:

     Section 5.1 Corporate Existence and Power. SunAmerica is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     Section 5.2 Corporate Authorization. Except for the approval by the shareholders of SunAmerica of this Agreement and the Amendment, the execution, delivery and performance by SunAmerica of this Agreement are within the corporate powers of SunAmerica and have been duly authorized by the disinterested directors of the Board of Directors and by all other necessary corporate action on the part of SunAmerica. This Agreement constitutes a valid and binding agreement of SunAmerica.

     Section 5.3 Governmental Authorization. The execution, delivery and performance by SunAmerica of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official except in connection with the applicable requirements under the HSR Act.

     Section 5.4 Non-Contravention. The execution, delivery and performance by SunAmerica of this Agreement do not and will not (a) violate the charter or bylaws of SunAmerica or (b) assuming compliance with the matters referred to in
Section 5.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree which, singly or in the aggregate, (i) is reasonably likely to have a material adverse effect on the condition, financial or otherwise, or the earnings or business affairs of SunAmerica and its Subsidiaries, considered as one enterprise or (ii) would adversely affect in any material respect the consummation of the transactions contemplated by this Agreement.

     Section 5.5 Capitalization. The authorized capital stock of SunAmerica consists of (a) 175,000,000 SunAmerica Common Shares (of which as of November 30, 1995, 44,287,521 shares were outstanding), (b) 25,000,000 SunAmerica Class B Shares (of which, as of November 30, 1995, 10,239,656 shares were outstanding),
(c) 15,000,000 shares of SunAmerica's Transferable Class B Stock, par value $1.00 per share (of which none are outstanding) and (d) 20,000,000 shares of Preferred Stock, without par value ("SUNAMERICA PREFERRED SHARES") (of which, as of November 30, 1995, 4,102,065 shares were outstanding). The SunAmerica Common Shares to be issued pursuant to this Agreement are duly authorized and, when delivered by SunAmerica pursuant to this Agreement, will be validly issued and fully paid and nonassessable. The issuance of the SunAmerica Common Shares is not subject to preemptive or other similar rights.

     Section 5.6 Reports and Financial Statements. SunAmerica has previously furnished to the Company true and complete copies of:

     (a) SunAmerica's Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for each of the years ended September 30, 1994 and 1995; and

     (b) each definitive proxy statement filed by SunAmerica with the SEC since September 30, 1994.

As of their respective dates, such reports and proxy statements (collectively, the "SUNAMERICA SEC REPORTS") (i) complied as to form in all material respects with the applicable requirements of the 1934 Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements included in the SunAmerica SEC Reports (including any related notes and schedules) fairly present the financial position of SunAmerica and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end accrual adjustments), in each case in accordance with past practice and generally accepted accounting principles consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     Section 5.7 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of SunAmerica, threatened against or affecting, SunAmerica before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     Section 5.8 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of SunAmerica who might be entitled to any fee or commission from the Company or any Stockholder upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                 COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

     Each of the Company and each Stockholder agrees that:

     Section 6.1 Conduct of Company. On or prior to the Closing, the Company will:

     (a) redeem all outstanding Company Preferred Shares;

     (b) use its best efforts to either sell (or cause the sale of) all assets of the Company and its Subsidiaries (other than the SunAmerica Class B Shares and the cash and cash equivalents required to be retained by the Company pursuant to Section 2.3) to Newco or one or more third parties and/or distribute such assets as a dividend to the Stockholders. All sales or distributions of such assets shall be made on a quitclaim, "as is where is" basis without recourse or indemnity from the Company or any of its Subsidiaries. Any sales of such assets shall be made at a price at least equal to their appraised fair market value as reflected in an appraisal of a qualified appraiser, a copy of which shall be promptly delivered to SunAmerica, which appraisal shall be satisfactory in form and substance to SunAmerica or, in the case of marketable securities, at a price reasonably based upon the market price of such securities at the time of sale or at the time when the agreement to sell is made, as the case may be.

     All of the liabilities or obligations related to any assets transferred pursuant to this Section 6.1(b) shall be assumed by a person acquiring such assets or to whom such assets are distributed as provided above or otherwise assumed by a person reasonably acceptable to SunAmerica (such person, in respect of any liability, being referred to as the "Acquiror" of such liability). In addition to the assumption of such liabilities and obligations by the Acquiror and to the other obligations of the parties set forth in this Agreement with respect to such liabilities and obligations, each of such liabilities and obligations shall be provided for as follows:

          (1) the Company shall use its commercially reasonable best efforts to either fully discharge or to obtain a release, in each case in form and substance satisfactory to SunAmerica, from (A) all of the liabilities and obligations of Stanford California under the Agreement of Purchase and Sale with Maintenance Warehouse/American Corp., a California corporation; (B) all liabilities and obligations of the Company and its Subsidiaries to tenants under all leases entered into by Stanford Ranch Buildings, a California Limited Partnership, as landlord (including without limitation all liabilities and obligations in respect of tenant improvements, security deposit refunds and operating expense refunds); (C) all of the liabilities and obligations of Stanford California (I) to the Placer County Water Agency in respect of a 30" Transmission Line constructed under PLX #1377 with the Placer County Water Agency; (II) under all Subdivision Improvement Agreements with the City of Rocklin, which remain bonded at Closing; (III) under a Subdivision Improvement Agreement with the City of Rocklin relating to Phase IV, if it is entered into on or prior to the Closing; (IV) to the City of Rocklin in respect of Stanford Ranch Road; and (V) in connection with wetland mitigation costs to satisfy the Department of the Army Permit Number 9988 for the Stanford Ranch project; (D) any other known liability or obligation, except for the Closing Liabilities, which are itemized in reasonable detail and accompanied by appropriate supporting calculations and in respect of which cash is retained by the Company at Closing, all in accordance with Section 2.3; provided that if any such liability or obligation is not fully discharged or a release in respect thereof is not obtained, in each case on or prior to the Closing, then (i) the Stockholders shall deposit into the Escrow Account the Determined Amount in respect of any such liability or obligation as established in accordance with the Determination Procedure; (ii) the Company and its Subsidiaries shall be removed and released as surety under all outstanding performance bonds in respect of any such liability or obligation, and an Acquiror shall be substituted as a surety thereon; and (iii) an Acquiror of such liability or obligation shall provide the Company with an indemnity having customary terms;

          (2) the Company shall transfer or distribute, or cause the transfer or distribution of, all the capital stock of each of the Company's Subsidiaries (other than Stanford California) without any indemnity or other undertaking by the Company or any of its Subsidiaries in respect thereof;

          (3) the Company shall negotiate in good faith to seek a settlement or other final determination of any ongoing litigation involving the Company or any of its Subsidiaries. If such settlement or other final determination is reached prior to Closing, the Company shall either fully discharge any liability resulting therefrom or shall retain at Closing an amount equal to the amount of such liability in cash (which liability shall be deemed a Closing Liability). If prior to Closing any such litigation is not settled or otherwise finally determined, then the Stockholders shall deposit into the Escrow Account the Determined Amount in respect of such litigation as established in accordance with the Determination Procedure.

     (c) use its best efforts to pay in full, or transfer to Newco, all accounts payable and accrued liabilities of the Company and its Subsidiaries (other than Closing Liabilities for which the Company has retained sufficient cash and cash equivalents to settle such liabilities in full in accordance with Section 2.3);

     (d) fully discharge or cause the Acquiror to assume all obligations under the Credit Agreement and all other debt obligations of the Company and its Subsidiaries so that, as of the Closing, the Company and its Subsidiaries will be released from, and will have no ongoing direct or indirect liability or obligation under, the Credit Agreement or such other debt obligation and so that all Liens against assets of the Company and its Subsidiaries as of the Closing Date (including without limitation Liens against the SunAmerica Class B Shares) shall have been released in full;

     (e) use its best efforts to terminate all existing leases (including, without limitation, any equipment leases), licenses and other agreements and any related debt or other arrangements or cause Newco or the Stockholders to assume all material liabilities and obligations thereunder so that as of the Closing, the Company and its Subsidiaries will have no liability or obligation under any such leases, licenses, agreements, debt or other arrangements except to the extent such liabilities are paid from cash or cash equivalents retained by the Company as of the Closing or provided for pursuant to the Escrow Agreement; and

     (f) terminate, or transfer to Newco the employment of, all of its employees, and use its best efforts to cause all liabilities to employees and former employees of the Company and its Subsidiaries to be discharged and take such other steps as are necessary to insure that, as of the Closing, the Company and its Subsidiaries will have no Employment Liability (including obtaining necessary releases and novations from each employee and former employee).

     The sales, distributions, transfers, payments and other transactions contemplated by clauses 6.1(b) through 6.1(g) are referred to in this Agreement collectively as the "ASSET AND LIABILITY TRANSFER". Each Stockholder agrees to cooperate with the Company to facilitate such Asset and Liability Transfer.

     Section 6.2 SunAmerica Class B Shares. The Company will not sell, transfer or permit any Lien to exist with respect to the SunAmerica Class B Shares, except for any Lien pursuant to the Credit Agreement which will be released on or prior to the Closing Date in accordance with Section

6.1. The Stockholders will not sell, transfer or permit any Lien to exist with respect to their Company Common Shares.

     Section 6.3 Access to Information. From the date hereof until the Closing, the Company will give, and will cause its Subsidiaries to give, SunAmerica, the Board of Directors, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its Subsidiaries, will furnish to SunAmerica, the Board of Directors, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's and its Subsidiaries' employees, counsel and financial advisors to cooperate with such Persons in their investigation of the business of the Company and its Subsidiaries; PROVIDED that no investigation pursuant to this Section shall affect any representation or warranty given by the Company or any Stockholder to SunAmerica hereunder.

                                  ARTICLE VII

                      ADDITIONAL COVENANTS OF THE PARTIES

     The parties hereto agree that:

     Section 7.1 Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement (including without limitation completion by the Company as promptly as reasonably practicable of the environmental investigation referred to in Section 9.2(h)).

     Section 7.2 SunAmerica Annual Stockholder Meeting; Proxy Material. SunAmerica will include in the proxy statement for its 1996 Annual Meeting of Stockholders (the "SUNAMERICA PROXY STATEMENT") two proposals (a) to approve this Agreement in accordance with the requirements of the NYSE and (b) to approve the Amendment in accordance with the requirements of Maryland law and the SunAmerica Charter. In addition, each proposal will require the approval by the affirmative vote of a majority of the votes cast by the holders of SunAmerica Common Shares, SunAmerica Class B Shares and SunAmerica Class C Preferred Shares, voting as a single class, other than such SunAmerica Common Shares, SunAmerica Class B Shares and SunAmerica Class C Preferred Shares beneficially owned by the Stockholders and their respective Affiliates. The Company and each Stockholder will vote SunAmerica Common Shares and SunAmerica Class B Shares beneficially owned by them and their respective Affiliates in favor of these two proposals. In connection with such meeting, SunAmerica (i) will promptly prepare and file with the SEC, will use its commercially reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the SunAmerica Proxy Statement and all other proxy materials for such meeting, (ii) will use its commercially reasonable best efforts to obtain the necessary approvals by its stockholders of the Amendment and this Agreement and (iii) will otherwise comply with all legal requirements applicable to such meeting.

     Section 7.3  Certain Filings.  Each party shall cooperate with one another
(a) in connection with the preparation of the SunAmerica Proxy Statement, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the SunAmerica Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 7.4 Public Announcements. The parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 7.5 Notices of Certain Events. Each party shall promptly notify each other party of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or which relate to the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                       TAX REPRESENTATIONS AND COVENANTS

     Section 8.1 Tax Definitions. The following terms have the following meanings:

     "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

     "TAX" means any (i) tax, governmental fee or other like assessment or charge of any kind whatsoever, including, without limitation, tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company or any of its Subsidiaries, payroll, employment, excise, severance, stamp, capital stock, occupation, premium, property, environmental or windfall profit tax, custom or duty, together with, in each case, any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "TAXING AUTHORITY"),
(ii) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Company or any of its Subsidiaries for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amounts as a result of being party or subject to any Tax Sharing Agreement.

     "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

     "TAX INDEMNIFICATION PERIOD" means (i) with respect to any Tax described in clause (i) of the definition of "Tax", any Pre-Closing Tax Period, (ii) with respect to any Tax described in clause (ii) of the definition of "Tax", any Pre-Closing Tax Period and the Tax year of any member of a group described in such clause (ii) which includes (but does not end on) the Closing Date, and
(iii) with respect to any Tax described in clause (iii) of the definition of "Tax", the survival period of the obligation under the applicable contract or arrangement.

     "TAX SHARING AGREEMENTS" means any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding the Company or any of its Subsidiaries which (i) requires the Company or any of its Subsidiaries to make any Tax payment to or for the account of any other Person, (ii) affords any other Person the benefit of any Tax Asset of the Company or any of its Subsidiaries, (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its Subsidiaries from any other Person, or (iv) otherwise requires the Company or any of its Subsidiaries to indemnify any other Person in respect of Taxes.

     Section 8.2 Tax Representations of the Company and the Stockholders. The Company and each Stockholder represent and warrant to SunAmerica that: (a) Except as set forth on Schedule 8.2(a), (i) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company or any of its Subsidiaries (collectively, the "RETURNS") have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns are true, correct and complete; (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover such Taxes; (v) all federal income tax returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended November 30, 1993 have been examined and closed or are returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (vi) neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return and has not yet filed such Return; (vii) neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (viii) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Asset; (ix) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any of its Subsidiaries and any Taxing Authority;
(x) neither the Company nor any of its Subsidiaries owns, or has ever owned, directly or indirectly, any stock or other interests in any entity that was not created or organized in the United States or under the laws of the United States or any state therein; (xi) neither the Company nor any of its Subsidiaries, nor any other Person on behalf of the Company or any of its Subsidiaries, has entered into (nor shall it enter into) any agreement or consent pursuant to Section 341(f) of the Code; (xii) there are no liens for Taxes upon the assets of the Company or any of its Subsidiaries except liens for current Taxes not yet due and for which adequate reserves have been established; (xiii) neither the Company nor any of its Subsidiaries shall be required to include any adjustment in taxable income for any period subsequent to the Pre-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries for any Pre-Closing Tax Period; (xiv) neither the Company nor any of its Subsidiaries is or has been subject to any tax imposed under Section 531 or Section 541 of the Code; (xv) neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company is the common parent, or has participated in any other arrangement whereby any income, revenues, receipts, gains or Tax Assets of the Company or any of its Subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gains or Tax Assets of any other Person; (xvi) neither the Company nor any of its Subsidiaries is or has been a party or subject to a Tax Sharing Agreement; and
(xvii) all information relating to Tax matters set forth in the notes to the Balance Sheet is true and complete.

     (b) Schedule 8.2(b) sets forth (i) a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or any of its Subsidiaries, (ii) all sales for which gain has been reported under the installment method of accounting for tax purposes and for which gain has to be recognized for tax purposes by the Company or any of its Subsidiaries subsequent to the Closing Date; (iii) all rulings or determinations obtained by the Company or any of its Subsidiaries from any Taxing Authority that may affect the Company or any of its Subsidiaries subsequent to the Closing Date, (iv) all Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has not expired, (v) any intercompany items (as described in Treasury Regulations Section 1.1502-13(b)(2) or in similar state or local income tax provisions) resulting from any intercompany transaction to which either the Company or any of its Subsidiaries is a party, and (vi) any excess loss accounts (as described in Treasury Regulations Section 1.1502-19 or in similar state or local income tax provisions) in the stock of any of the Company's Subsidiaries.

     Section 8.3 Tax Representations by SunAmerica. SunAmerica represents and warrants to each of the Stockholders that it has no present plan or intention to
(a) liquidate the Company or any of the Company's Subsidiaries, (b) merge the Company or any of its Subsidiaries with any Person (including SunAmerica), or
(c) effect a sale or other disposition of the assets of the Company or any of its Subsidiaries.

     Section 8.4 Tax Covenants by the Company and the Stockholders. The Company and each of the Stockholders agree and covenant that: (a) Without the prior written consent of SunAmerica, the Company and its Subsidiaries shall not make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or decreasing any Tax Asset of the Company, any of its Subsidiaries, SunAmerica or any of its Affiliates for any period subsequent to the Pre-Closing Tax Period.

     (b) All Returns, not yet filed, that are required to be filed on or before the Closing Date or that relate exclusively to a Pre-Closing Tax Period (i) shall be filed when due in accordance with all applicable laws and (ii) as of the time of filing, shall correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company and its Subsidiaries and any other information required to be shown therein. All Taxes shown as due and payable on such Returns shall be timely paid, or withheld and remitted to the appropriate Taxing Authority.

     (c) SunAmerica may, at its option, cause the Company and its Subsidiaries to elect, where permitted by applicable law, to carry forward any Tax Asset that would, absent such election, be carried back to a Pre-Closing Tax Period.

     Section 8.5 Tax Covenants by SunAmerica. SunAmerica agrees and covenants that (a) during the four-year period subsequent to the Closing Date, it shall not, without the prior written consent of each of the Stockholders, (i) liquidate the Company or any of the Company's Subsidiaries, (ii) merge the Company or any of its Subsidiaries with any Person (including SunAmerica), or
(iii) effect a sale or disposition of all or substantially all of the assets of the Company or any of its Subsidiaries (including through a dividend), and (b) unless otherwise required by a Taxing Authority, it shall for federal income tax purposes treat its exchange of SunAmerica Common Shares for Company Common Shares as a reorganization under the provisions of Section 368(a) of the Code.

     Section 8.6 Transfer Taxes and Similar Taxes. All transfer, documentary, sales, use, stamp, registration, value added and any other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Stockholders when due, and the Stockholders shall, at their own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, SunAmerica shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

     Section 8.7 Cooperation on Tax Matters. SunAmerica and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. SunAmerica and the Stockholders shall, upon request, use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of the Company or any of its Subsidiaries or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated by this Agreement).

     Section 8.8 Subsidiaries. For purposes of Article VIII, Section 2.3 and such provisions of Article X as relate to Taxes, any reference to "Subsidiaries" shall include, without limitation, any of the Company's Subsidiaries as of the date hereof.

                                   ARTICLE IX

                             CONDITIONS TO CLOSING

     Section 9.1  Conditions to Obligations of SunAmerica and the
Stockholders. The obligations of SunAmerica and the Stockholders to consummate the Closing are subject to the satisfaction or waiver of the conditions that:

     (a) Any applicable waiting periods under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

     (b) The stockholders of SunAmerica shall have approved this Agreement in accordance with the requirements of the NYSE and by the affirmative vote of a majority of the votes cast by the SunAmerica Common Shares, SunAmerica Class B Shares and SunAmerica Class C Preferred Shares, voting as a single class, other than such SunAmerica Common Shares, SunAmerica Class B Shares and SunAmerica Class C Preferred Shares beneficially owned by the Stockholders and their respective Affiliates.

     (c) The SunAmerica Common Shares to be issued pursuant to this Agreement shall have been approved for listing on the NYSE, subject to notice of issuance.

     (d) On or prior to the Closing Date the Class B Conversion Commitment shall have been effected.

     (e) No event shall have occurred that has resulted or could reasonably be expected to result in a material adverse change to the anticipated benefits of the transactions contemplated hereby to SunAmerica, the Company or the Stockholders.

     Section 9.2 Conditions to Obligation of SunAmerica. The obligation of SunAmerica to consummate the Closing is subject to the satisfaction or waiver of the following further conditions:

     (a) (i) The Company and the Stockholders shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of the Company and the Stockholders contained herein shall be true and correct at and as of the Closing Date, as if made at and as of such date, except for such breaches as would not have a Material Adverse Effect and (iii) SunAmerica shall have received a certificate signed by the President of the Company and a representative of each Stockholder to the foregoing effect.

     (b) Unless the Stockholders have waived the condition set forth in Section 9.3(a), the Amendment shall have been approved in accordance with the requirements of Maryland law, the SunAmerica Charter and the affirmative vote of a majority of the votes cast by the holders of SunAmerica Common Shares, SunAmerica Class B Shares and SunAmerica Class C Preferred Shares, voting as a single class, other than such SunAmerica Common Shares, SunAmerica Class B Shares and SunAmerica Class C Preferred Shares beneficially owned by the Stockholders and their respective Affiliates, and SunAmerica shall have filed Articles of Amendment with respect to the Amendment with the Department of Assessments and Taxation of the State of Maryland.

     (c) The Company shall have completed the redemption of (and made all payments in connection with such redemption of) all outstanding Company Preferred Shares.

     (d) The Asset and Liability Transfer shall have been completed on a basis satisfactory to SunAmerica, in its reasonable discretion.

     (e) The Stockholders shall have established the Escrow Account and deposited therein in cash an amount equal to the Agreed Escrow Amounts.

     (f) Mr. Eli Broad and The Eli and Edythe L. Broad 1980 Family Trust shall have executed and delivered an agreement in form and substance satisfactory to SunAmerica pursuant to which each of them will agree that, without the prior written consent of SunAmerica, such Stockholder will not offer, sell, contract to sell, grant an option to purchase or otherwise dispose of any SunAmerica Common Shares received by each of them in the Exchange for a period of 180 days following the Closing Date.

     (g) SunAmerica and the Company shall have agreed upon the estimated Closing Liabilities in accordance with Section 2.3, and SunAmerica shall be satisfied that as of the Closing, the Company retains an amount of cash or cash equivalents sufficient to satisfy in full all of such Closing Liabilities or, in the event that SunAmerica and the Stockholders cannot agree upon the estimated Closing Liabilities, the Disputed Amount shall not exceed $1 million or such greater amount as SunAmerica shall agree, such agreement not to be unreasonably withheld and the Stockholders elect to satisfy the condition set forth in clause
(B) below, in which event (A) SunAmerica shall be satisfied, that of as of the Closing, the Company retains an amount of cash or cash equivalents sufficient to satisfy in full the amount of all Closing Liabilities as to which SunAmerica and the Stockholders have so agreed and (B) the Stockholders shall have deposited into the Escrow Account in cash an amount equal to the Disputed Amount.

     (h) SunAmerica shall (i) have completed its investigation of matters that might form the basis of Environmental Liabilities, including without limitation any past or present actions, circumstances or conditions and (ii) be reasonably satisfied as a result of such investigation that the Company or any of its Subsidiaries will have no identified material Environmental Liabilities at the Closing Date as to which the Stockholders have not provided adequate arrangements to protect SunAmerica from such liabilities (as reasonably determined by SunAmerica).

     (i) SunAmerica shall have received a legal opinion from Irell & Manella, California counsel to the Company, in the form and substance reasonably satisfactory to SunAmerica.

     (j) SunAmerica shall have received a letter, dated the Closing Date, from its independent accountants, Price Waterhouse LLP, or other internationally recognized accounting firm satisfactory to SunAmerica, which shall state that as a result of carrying out certain procedures and considering the consummation of the transactions contemplated by this Agreement, including the Class B Conversion Commitment, no significant matters have come to their attention relating to SunAmerica or its Subsidiaries which caused them to believe that SunAmerica would be prevented from using the "pooling of interests" method to account for a future business combination in which SunAmerica Common Shares are used as consideration.

     (k) SunAmerica shall have received all documents it may reasonably request relating to the existence of the Company and each of its Subsidiaries, and the authority of the Company and each Stockholder to enter into this Agreement, all in form and substance reasonably satisfactory to SunAmerica.

     Section 9.3 Conditions to Obligations of Stockholders. The obligation of the Stockholders to consummate the Closing is subject to the satisfaction or waiver of the following further conditions:

     (a) The Amendment shall have been approved in accordance with the requirements of Maryland law, the SunAmerica Charter and by the affirmative vote of a majority of the votes cast by the holders of SunAmerica Common Shares, SunAmerica Class B Shares and SunAmerica Class C Preferred Shares, voting as a single class, other than such SunAmerica Common Shares, SunAmerica Class B Shares and SunAmerica Class C Preferred Shares beneficially owned by the Stockholders and their respective Affiliates, and SunAmerica shall have filed Articles of Amendment with respect to the Amendment with the Department of Assessments and Taxation of the State of Maryland.

     (b) (i) SunAmerica shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of SunAmerica shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date and (iii) the Company shall have received a certificate signed by any Vice Chairman, Executive Vice President or Senior Vice President of SunAmerica to the foregoing effect.

     (c) If SunAmerica and the Stockholders cannot agree as to the amount of the estimated Closing Liabilities, the Stockholders shall have elected to fund the Escrow Account in the Disputed Amount, which shall not exceed $1 million or such greater amount as SunAmerica shall agree, such agreement not to be unreasonably withheld.

     (d) The Company shall have received a legal opinion of Piper & Marbury L.L.P., Maryland counsel to SunAmerica, in the form and substance reasonably satisfactory to the Company.

     (e) The Company shall have received all documents it may reasonably request relating to the existence of SunAmerica and the authority of SunAmerica to enter into this Agreement, all in form and substance reasonably satisfactory to the Company.

                                   ARTICLE X

                           SURVIVAL; INDEMNIFICATION

     Section 10.1 Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing, except as provided in Section 10.2(g) and except that the representations and warranties of SunAmerica set forth in Sections 5.6 and
5.7 shall not survive the Closing.

     Section 10.2 Indemnification. (a) Each Stockholder hereby indemnifies SunAmerica, its Affiliates, their respective officers, directors and other representatives and, effective at the Closing, the Company and its Subsidiaries (each a "SUNAMERICA INDEMNITEE") against, and agrees to hold each of them harmless (net of any Tax benefits resulting therefrom) from, without duplication as to any Stockholder or among the Stockholders, any and all damage, loss, liability, expense, assessment, settlement and judgment (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses, whether or not incurred in connection with any action, suit, proceeding or governmental investigation) ("DAMAGES") incurred or suffered by a SunAmerica Indemnitee arising out of:

          (i) any misrepresentation or breach of warranty by the Company or Mr. Eli Broad contained in Article III;

          (ii) any misrepresentation or breach of warranty by such Stockholder contained in Article IV;

          (iii) any breach of any covenant or agreement made or to be made by the Company or any Stockholder pursuant to this Agreement (other than pursuant to Article VIII);

          (iv) any Prior Business Liabilities (other than Closing Liabilities to the extent cash and cash equivalents have been retained by the Company in respect thereto pursuant to Section 2.3); and

          (v) any claim asserted, or any action, suit or proceeding pursued against any SunAmerica Indemnitee, arising out of or relating to this Agreement or the transactions contemplated hereby (including, without limitation, in connection with the Amendment).

     (b) Each Stockholder hereby indemnifies the SunAmerica Indemnitees against and agrees to hold them harmless (net of any Tax benefit resulting therefrom) from any and all (i) Tax of the Company or any of its Subsidiaries related to the Tax Indemnification Period, (ii) Tax of the Company or any of its Subsidiaries resulting from (A) any misrepresentation or breach of a representation or warranty contained in Article VIII by the Company or any Stockholder, or (B) any breach of a covenant or agreement contained in Article VIII made or to be made by the Company or any Stockholder, (iii) Tax liabilities of SunAmerica, the Company or any of their respective Subsidiaries resulting from the ownership by the Company or any of its Subsidiaries of any assets (including, without limitation, interests in Stanford Ranch Buildings Partnership, 41 Stanford Ranch, Renaissance Village Associates One, Kaufman Land Associates 42 and Renaissance Associates 105, but excluding the stock of SunAmerica) on or before the Closing Date, whether or not imposed on or before the Closing Date, (iv) Tax attributable to the Asset and Liability Transfer, (v) Tax liabilities of SunAmerica, the Company or any of their respective Subsidiaries imposed as a result of SunAmerica's exchange of SunAmerica Common Shares for Company Common Shares, (vi) Tax liabilities of SunAmerica, the Company or any of their respective Subsidiaries which (A) result from a change in law after the date hereof (including, without limitation, any change in the Code or the Treasury regulations promulgated thereunder or any judicial or administrative decision or pronouncement), (B) result from any deemed or constructive (but not actual) distribution by the Company to SunAmerica of the stock of SunAmerica, a merger or liquidation of the Company into SunAmerica, in either case, which would qualify under Section 332 of the Code as in effect on the date hereof and which occurs after the time period set forth in Section 8.5 hereof, or any issuance by SunAmerica of any stock of SunAmerica, and (C) which would not be imposed but for SunAmerica having engaged in a transaction contemplated by this Agreement, (vii) Tax imposed on SunAmerica or any of its Affiliates (including, after the Closing Date, the Company or any of its Subsidiaries) as a result of the payment by SunAmerica of dividends on the SunAmerica Class B Shares held directly or indirectly by the Company and (viii) Damages arising out of or incident to the imposition, assessment or assertion of any Tax described in clause 10.2(b)(i), 10.2(b)(ii), 10.2(b)(iii), 10.2(b)(iv),
10.2(b)(v), 10.2(b)(vi) or 10.2(b)(vii) above (including Damages incurred in the contest in good faith in appropriate proceedings of the imposition, assessment or assertion of any such Tax). No investigation by SunAmerica or any of its Affiliates at or prior to the Closing Date shall relieve the Stockholders of any liability hereunder. Notwithstanding the foregoing, (1) no indemnity shall be applicable with respect to any Tax liabilities that would not be imposed but for any transaction prohibited by Section 8.5 and (2) if a particular Tax liability is described in more than one clause of this Section 10.2(b), only one recovery therefor shall be provided for hereunder. SunAmerica agrees to (i) use its reasonable best efforts to minimize any Taxes described in Section 10.2(b)(vi) above and any Damages resulting therefrom and (ii) give the Stockholders notice of its intent to take the actions described in Section 10.2(b)(vi) above and an opportunity to indemnify SunAmerica as set forth below; provided that SunAmerica shall not be obligated to take any action, or refrain from taking any action, that may result in additional costs to it or to any of its Subsidiaries (including the Company or any of its Subsidiaries) unless the Stockholders agree to indemnify SunAmerica, and to hold it harmless from, any Taxes and Damages which could arise in connection therewith.

     (c) With respect to the indemnity obligations under clauses 10.2(a)(iii), 10.2(a)(iv), 10.2(a)(v) and Section 10.2(b), each Stockholder other than Mr. Eli Broad shall be responsible only for its Pro Rata Share of the Damages or Tax liabilities arising therefrom; however, with respect to the indemnity obligations under such clauses 10.2(a)(iii), (iv) and (v) and under Section 10.2(b), Mr. Eli Broad shall be responsible for all Damages and Tax liabilities resulting therefrom, and SunAmerica will have the right to seek recovery in full of all such Damages and Tax liabilities from Mr. Eli Broad without seeking recovery from any other Stockholder; PROVIDED that once the rights of SunAmerica and the Company to receive indemnity from the other Stockholders pursuant to such clauses has been satisfied in full, Mr. Eli Broad shall be subrogated to any rights SunAmerica or the Company may have against such other Stockholders.

     With respect to the indemnity obligations under clause 10.2(a)(ii), each Stockholder other than Mr. Eli Broad shall be responsible only for the Damages resulting from such Stockholder's own misrepresentations or breaches of warranty; Mr. Eli Broad shall be responsible under such clause 10.2(a)(ii) for all Damages resulting from any misrepresentation or breach of warranty by any Stockholder, and SunAmerica will have the right to seek recovery in full of all such damages from Mr. Eli Broad without seeking recovery from any other Stockholder; PROVIDED that once the rights of SunAmerica and the Company to receive indemnity from the other Stockholders pursuant to such clause 10.2(a)(ii) have been satisfied in full, Mr. Eli Broad shall be subrogated to any rights SunAmerica or the Company may have against such other Stockholders.

     (d) SunAmerica hereby indemnifies each Stockholder, in the case of any Stockholder that is a trust, beneficiaries thereof and in the case of Mr. Eli Broad, his estate (each a "STOCKHOLDER INDEMNITEE") against and agrees to hold the Stockholder Indemnitee harmless (net of any Tax benefits resulting therefrom) from any and all Damages incurred or suffered by such Stockholder Indemnitee arising out of any misrepresentation or breach of warranty (except those set forth in Sections 5.6 or 5.7) or covenant or agreement to be performed by SunAmerica after the Closing pursuant to this Agreement. Any such indemnification shall be made in the form of fully paid, nonassessable SunAmerica Common Shares valued at the average of the closing market prices of the SunAmerica Common Shares on the NYSE for the five trading days ending on the second trading day prior to the date on which such indemnity payment is made hereunder.

     (e) Any Damages or Tax liabilities for which a SunAmerica Indemnitee is entitled to indemnity pursuant to Section 10.2(a) or 10.2(b) with respect to any liability or obligation included in the estimate of Closing Liabilities pursuant to Section 2.3 will be reduced by the amount of any cash and cash equivalents retained by the Company pursuant to Section 2.3 to satisfy such liability or obligation.

     (f) Without in any way limiting the rights of any SunAmerica Indemnitee to exercise its rights under any policies of insurance, each SunAmerica Indemnitee may seek recovery under the indemnification provided hereby without being obligated to seek or obtain recovery under any such insurance policy. Without the prior written consent of SunAmerica, which may be withheld or granted in its sole discretion, no Stockholder will be entitled to make any claim against, or to seek to be subrogated to the rights of any SunAmerica Indemnitee with respect to, any insurance policy maintained by SunAmerica or any of its Subsidiaries or by a SunAmerica Indemnitee with respect to any matter for which indemnification is provided hereunder.

     (g) The indemnity obligations provided for in this Section 10.2 as to any claim shall expire at such time as such claim is barred by the applicable statute of limitations with respect to such claim; PROVIDED that the Indemnifying Party (as defined below) shall continue to be obligated to indemnify each Indemnified Party (as defined below) for any Damages incurred by such Indemnified Party in establishing that such claim is barred by the applicable statute of limitations.

     Section 10.3  Procedures.  (a) Prior to seeking indemnification under
Section 10.2 for any Damages or Tax liabilities, it is SunAmerica's intention to seek recovery of any Damages or Tax liabilities incurred by any SunAmerica Indemnitee from any amounts remaining in the Escrow Account; PROVIDED that SunAmerica shall have no obligation to do so. The party seeking indemnification under Section 10.2 (the "INDEMNIFIED PARTY") agrees to give prompt notice to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section; PROVIDED that failure or delay on the part of any Indemnified Party to give such notice shall not operate as a waiver of its right to indemnification hereunder unless such failure or delay has a material adverse effect on the relevant Indemnifying Party. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense; PROVIDED, however, that the Indemnifying Party shall have delivered to the Indemnified Party a written acknowledgement of the Indemnifying Party's obligations to indemnify against amounts described in
Section 10.2 to which the suit, action or proceeding relates. The Indemnifying Party shall not be liable under Section 10.2 for any settlement of a claim, litigation or proceeding by any Indemnified Party without the prior written consent of the Indemnifying Party unless the Indemnifying Party has elected not to undertake the defense of such claim, litigation or proceeding within 30 days after the Indemnifying Party's receipt of notice from the Indemnified Party.

     (b) Any payment required to be made under Section 10.2 shall be made not later than thirty days after receipt by an Indemnifying Party of written notice from the Indemnified Party stating that the Indemnified Party has incurred the amount described in Section 10.2 for which it is seeking indemnification. Any amount paid by an Indemnifying Party under Section 10.2 shall be treated as an adjustment to the purchase price for tax purposes, except as otherwise required by applicable law. In the event that such payment is not treated as an adjustment to the purchase price under applicable law, an Indemnifying Party shall further pay an amount that reflects the Tax liabilities and cost resulting from the receipt or accrual of such payment, as, if and when incurred (including in a future year).

                                   ARTICLE XI

                                  TERMINATION

     Section 11.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by mutual written agreement of the Stockholders and SunAmerica;

     (b) by either the Stockholders or SunAmerica if the Closing shall not have been consummated on or before June 30, 1996;

     (c) by either the Stockholders or SunAmerica if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

     (d) by either the Stockholders or SunAmerica if an event shall have occurred that has resulted or could reasonably be expected to result in a material adverse change to the anticipated benefits of the transactions contemplated hereby to SunAmerica, the Company or the Stockholders;

     (e) by either the Stockholders or SunAmerica if there has been a material misrepresentation or breach of warranty on the part of SunAmerica (in the case of termination by the Stockholders) or a misrepresentation or breach of warranty by the Company or the Stockholders which would have a Material Adverse Effect (in the case of termination by SunAmerica) in each case in the representations and warranties contained herein and such misrepresentation or breach is not capable of being cured through commercially reasonable best efforts prior to June 30, 1996, or any condition to such party's obligations hereunder becomes incapable of fulfillment through no fault of such party and is not waived by such party;

     (f) by SunAmerica if, prior to the 1996 annual meeting of SunAmerica's stockholders, it is not satisfied with the adequacy of the arrangements in this Agreement to protect SunAmerica from potential material liabilities (as determined in the sole discretion of SunAmerica);

     (g) by either the Stockholders or by SunAmerica if, upon a vote at a duly held meeting of SunAmerica's stockholders or any adjournment thereof, any approval of this Agreement by SunAmerica's stockholders required by the NYSE or this Agreement has not been obtained;

     (h) by the Stockholders if, upon a vote at a duly held meeting of SunAmerica's stockholders or any adjournment thereof, any approval of the Amendment by SunAmerica's stockholders required by Maryland law or this Agreement has not been obtained; or

     (i) by SunAmerica if the Board of Directors has determined, in the exercise of its fiduciary duties under applicable law, to withdraw its recommendation of the transactions contemplated by this Agreement.

     The party desiring to terminate this Agreement shall give notice of such termination to the other parties.

     Section 11.2 Effect of Termination. If this Agreement is terminated as permitted by Section 11.1, subject to Section 12.3, termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; PROVIDED that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of the other parties, willful failure to perform a covenant of this Agreement or willful breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provision of Section 12.3 shall survive any termination hereof pursuant to Section 11.1.

                                  ARTICLE XII

                                 MISCELLANEOUS

     Section 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to SunAmerica, to:

        SunAmerica Inc.
        1 SunAmerica Center
        Los Angeles, California 90067-6022
        Attention: Mr. Jay S. Wintrob, Vice Chairman
        Fax: (310) 772-6604

        with copies to:

        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, NY 10017
        Attention: David W. Ferguson, Esq.
        Fax: (212) 450-4800

     and to the Board of Directors in care of:

        Skadden, Arps, Slate, Meagher & Flom
        300 South Grand Avenue
        Suite 3400
        Los Angeles, CA 90071
        Attention: Jerome L. Coben, Esq.
        Fax: (213) 687-5600

     if to the Company, to:

        Stanford Ranch, Inc.
        1999 Avenue of the Stars
        Los Angeles, CA 90067
        Attention: Cindy Quane
        Fax: (310) 843-3682

        with a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, NY 10019
        Attention: Eric S. Robinson, Esq.
        Fax: (212) 403-2000

     if to the Stockholders, to their respective addresses set forth on the signature pages of this Agreement.

     All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 12.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 12.3 Expenses. All costs and expenses incurred in connection with this Agreement, including without limitation all costs and expenses of counsel, accountants, investment bankers and other representatives for SunAmerica and for the Board of Directors, any director fees payable by SunAmerica in connection with any meeting devoted primarily to consideration of this Agreement and the transactions contemplated hereby and any fees payable to any members of the Board of Directors in connection with their review and negotiation of the transactions contemplated hereunder shall be paid by (a) the Company, if such payment is made prior to the Closing or (b) the Stockholders, if such payment is made on or after the Closing. In the event that any party is involved in any suit, action or proceeding against any other party or parties arising out of or relating to this Agreement or the transactions contemplated hereby, the prevailing party in that action, suit or proceeding shall be entitled to recover from the non-prevailing party or parties its costs and expenses (including the costs and expenses of counsel) incurred in connection with that action, suit or proceeding.

     Section 12.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

     Section 12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

     Section 12.6 Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Central District of California or any other California court sitting in Los Angeles County, and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.1 shall be deemed effective service of process on such party.

     Section 12.7 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 12.8 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by party hereto.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed by its respective authorized officers or representatives as of the day and year first above written.

                                          SUNAMERICA INC.

                                          By:      /s/  JAY S. WINTROB
                                             ----------------------------
                                             Name: Jay S. Wintrob
                                             Title: Vice Chairman

                                          STANFORD RANCH, INC.

                                          By:       /s/  ELI BROAD
                                             ----------------------------
                                             Name: Eli Broad
                                             Title: Chairman of the Board

STOCKHOLDERS:

COMPANY COMMON SHARES     SUNAMERICA COMMON SHARES
   TO BE DELIVERED             TO BE RECEIVED
---------------------     ------------------------
                                                       ELI BROAD


          7.3                      208,962.                       /s/ ELI BROAD
                                                       --------------------------------------------
                                                       Name: Eli Broad
                                                       Address: 1 SunAmerica Center
                                                                Los Angeles, California 90067


                                                       THE ELI AND EDYTHE L. BROAD
                                                       1980 FAMILY TRUST


         65.7                    1,880,662.            By:     /s/ CINDY QUANE, TRUSTEE
                                                           ---------------------------------------
                                                           Name: Cindy Quane
                                                           Title: Trustee
                                                           Address: 1999 Avenue of the Stars
                                                                    Suite 3170
                                                                    Los Angeles, California 90067

STOCKHOLDERS:

COMPANY COMMON SHARES     SUNAMERICA COMMON SHARES
   TO BE DELIVERED             TO BE RECEIVED
---------------------     ------------------------
                                                       DONALD B. KAUFMAN MARITAL TRUST

         1.35                       38,644.            By: /s/ EDWARD LANDRY, SPECIAL TRUSTEE
                                                           -----------------------------------------
                                                           Name: Edward Landry
                                                           Title: Special Trustee
                                                           Address: c/o Musick, Peeler & Garrett
                                                                        One Wilshire Boulevard
                                                                        Suite 2000
                                                                        Los Angeles, California 90017


                                                       DONALD B. KAUFMAN SURVIVOR'S TRUST

         1.35                       38,644.            By: /s/ EDWARD LANDRY, SPECIAL TRUSTEE
                                                          -----------------------------------------
                                                           Name: Edward Landry
                                                           Title: Special Trustee
                                                           Address: c/o Musick, Peeler & Garrett
                                                                        One Wilshire Boulevard
                                                                        Suite 2000
                                                                        Los Angeles, California 90017


                                                       THE DONALD AND GLORYA KAUFMAN
                                                       1980 CHILDREN'S TRUST


         24.3                      695,588.             By:       /s/  ELI BROAD, TRUSTEE
                                                            ---------------------------------------
                                                           Name: Eli Broad
                                                           Title: Trustee
                                                           Address: 1 SunAmerica Center
                                                                    Los Angeles, California 90067

                                                                      APPENDIX B

RESOLVED, that paragraph (e) of Section 8 of Article Fifth of the Company's Charter be amended to read in its entirety as follows:

     (e) At any time when the number of outstanding shares of Nontransferable Class B Stock as reflected on the stock transfer books of the Corporation falls below 5% of the aggregate number of the issued and outstanding shares of Common Stock and Nontransferable Class B Stock of the Corporation, or the Board of Directors and the holders of a majority of the outstanding shares of Nontransferable Class B Stock approve the conversion of all of the Nontransferable Class B Stock into Common Stock, then, immediately upon the occurrence of either such event, the outstanding shares of Nontransferable Class B Stock shall be converted into shares of Common Stock. In the event of such a conversion, certificates formerly representing outstanding shares of Nontransferable Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

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        ------------

The Board of Directors recommends a vote for the Proposals listed below.

1.  Election of Directors

    FOR all nominees listed below  /X/

    WITHHOLD AUTHORITY to vote for all nominees listed below  /X/

    *EXCEPTIONS  /X/

Nominees: Eli Broad, Ronald J. Arnault, Karen Hastie-Williams, David O. Maxwell,
          Barry Munitz, Lester Pollack, Carl E. Reichardt, Richard D. Rohr, Sanford O. Sigoloff, Harold M. Williams

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions ___________________________________________________________________

2. Approval of the Amendment to the Annual Performance Incentive Compensation Plan.

    FOR  /X/                AGAINST  /X/                ABSTAIN  /X/

3. Approval of the Share Exchange Agreement between SunAmerica Inc., Stanford Ranch, Inc. and the shareholders of Stanford Ranch, Inc. pursuant to which 2,862,500 shares of the Company's Common Stock will be exchanged for all of the outstanding shares of common stock of Stanford Ranch, Inc.

    FOR  /X/                AGAINST  /X/                ABSTAIN  /X/

4. Approval of the Charter Amendment to reduce the percentage threshold at which all outstanding shares of Nontransferable Class B Stock of the Company automatically convert into Common Stock from 10% to 5% of the total number of shares of Common Stock and shares of Nontransferable Class B Stock outstanding.

    FOR  /X/                AGAINST  /X/                ABSTAIN  /X/

Change of Address and or Comments Mark Here  /X/

(Please sign EXACTLY as your name appears hereon.) When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

Dated: _______________________________________________________________, 1996

____________________________________________________________________________


____________________________________________________________________________

Votes must be indicated (x) in Black or Blue ink.  /X/

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

-------------------------------------------------------------------------------

                                   SHARES OF
                                SUNAMERICA INC.
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 16, 1996

        The undersigned hereby appoints Eli Broad, Chairman of the Board, President and Chief Executive Officer, Jay S. Wintrob, Vice Chairman, and Joseph M. Tumbler, Vice Chairman, and each of them, as proxies with full power of substitution and revocation, to vote in the name, place and stead of the undersigned, with all powers the undersigned would possess if personally present, all of the shares of SunAmerica Inc. the undersigned is entitled to vote at said Company's annual meeting of shareholders to be held on February 16, 1996 and at all adjournments thereof.

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for such meeting, dated January 15, 1996.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. This Proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is indicated, it will be voted for Proposals 1, 2, 3 and 4 and on such other matters as may properly come before the meeting.

(Continued and to be dated and signed on the reverse side.)


                                                       SUNAMERICA INC.
                                                       P.O. BOX 11256
                                                       NEW YORK, N.Y. 10203-0256

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